Exhibit 10.1

Execution Version

SHARE PURCHASE AGREEMENT

among

TELEFONAKTIEBOLAGET LM ERICSSON (PUBL),

FABRIX SYSTEMS LTD.,

PRYD DUTCH HOLDINGS, B.V.,

IDT CORPORATION,

and

CERTAIN OTHER PARTIES NAMED HEREIN

September 11, 2014

ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING BUYER		50
5.1	Organization and Authority	50
5.2	No Conflicts	51
5.3	Litigation	51
5.4	No Brokers’ Fees	51
5.5	Investment Intent	51

ARTICLE VI PRE-CLOSING COVENANTS		51
6.1	Commercially Reasonable Efforts	51
6.2	Approvals and Consents	51
6.3	Operation of Business	53
6.4	Full Access	53
6.5	Notice of Developments	54
6.6	Exclusivity	54
6.7	Confidentiality, Press Releases and Public Announcements	54
6.8	Applicable Employee Documentation	55

ARTICLE VII CLOSING CONDITIONS		55
7.1	Conditions to Buyer’s Obligations at the Second Closing	55
7.2	Conditions to Seller’s Obligations at the Second Closing	59

ARTICLE VIII TERMINATION		60
8.1	Termination Events	60
8.2	Effect of Termination	61

ARTICLE IX POST-CLOSING COVENANTS		61
9.1	Litigation Support	61
9.2	Transition	61
9.3	Confidentiality	61
9.4	Employee Benefit Plans	62
9.5	Directors’ and Officers’ Indemnification Agreement	63
9.6	Insurance.	63
9.7	Assignment of Accounts Receivable	64
9.8	IDT Consulting Services Agreement	64

ARTICLE X INDEMNIFICATION		64
10.1	Indemnification by Seller Parties and Key Shareholders	64
10.2	Indemnification by Buyer	65
10.3	Survival and Time Limitations	65
10.4	Limitations on Indemnification by Seller Parties and Key Shareholders	66
10.5	Claims Against the Companies	67
10.6	Manner of Payment; Unresolved Claims	68
10.7	Third-Party Claims	68
10.8	Other Indemnification Matters	70
10.9	Insurance and Third Party Recoveries	70
10.10	Exclusive Remedy	71

ARTICLE XI TAX MATTERS		71
11.1	Tax Indemnification	71
11.2	Tax Periods Ending on or Before the Second Closing Date	72
11.3	Tax Periods Beginning Before and Ending After the Second Closing Date	72
11.4	Cooperation on Tax Matters	73
11.5	Certain Taxes	73
11.6	Tax Sharing Agreements	73
11.7	Contest Provisions	73
11.8	Purchase Price Allocation	74
11.9	Miscellaneous Tax Matters	74

ARTICLE XII MISCELLANEOUS		75
12.1	Further Assurances	75
12.2	No Third-Party Beneficiaries	75
12.3	Entire Agreement	75
12.4	Successors and Assigns	75
12.5	Counterparts	75
12.6	Notices	76
12.7	Arbitration	77
12.8	JURISDICTION; SERVICE OF PROCESS	78
12.9	Governing Law	78
12.10	Amendments and Waivers	78
12.11	Severability	78
12.12	Expenses	79
12.13	Construction	79
12.14	Specific Performance	79
12.15	Time Is of the Essence	80
12.16	Holders’ Representative	80
12.17	Waiver of Conflicts; Privilege	80

EXHIBITS

A	Escrow Agreement
B	Releases
C	Seller Parties Noncompete Agreement
D	Key Shareholder Noncompete Agreements
E	Valid Declaration
F	Opinion of Yigal Arnon & Co.

SCHEDULES
1(a)	Funded Debt
1(b)	Key Employee
1(c)	Knowledge
1(d)	Pro Rata Percentages
1(e)	Exclusions from Current Assets and Current Liabilities
1(f)	Sample Working Capital Calculation

2.1(a)	Shareholder Consideration
2.4	Closing Balance Sheet Adjustments
3.1(b)	Shareholders - Organization and Authority
3.1(e)	Shareholders - Brokers’ Fees
3.2(b)(i)	Share Ownership immediately prior to First Closing
3.2(b)(ii)	Share Ownership immediately prior to Second Closing
3.2(e)	Seller Parties - Brokers’ Fees
4.1	Organization
4.2(a)	Capitalization
4.2(b)	Options
4.4	Conflicts and Consents
4.5	Financial Statements
4.6	Certain Changes
4.7	Certain Liabilities
4.9	Tangible Personal Property
4.10	Accounts Receivable
4.12(b)	Leased Real Property
4.12(c)	Real Property Compliance
4.13	Material Contracts
4.14(c)	Owned Intellectual Property
4.14(d)(i)	In-Licenses
4.14(d)(ii)	Out-Licenses
4.14(g)(i)	Customer Support and Maintenance Services
4.14(g)(ii)	Professional Services
4.14(h)	Reciprocal Licenses
4.14(k)	IP Material Restrictions
4.14(l)	Change in Rights or Obligations
4.14(o)	Information Systems
4.15(a)	Tax Returns, Audits and Elections
4.15(i)	Income Tax Information
4.15(j)	102 Plans
4.15(k)	Tax Holidays
4.15(l)	Pricing
4.15(p)	VAT
4.16(a)	Compliance with Law
4.16(c)	Governmental Grants
4.16(d)	Status of Governmental Grants
4.16(e)	Export Controls
4.16(f)	Restricted Technologies
4.17	Litigation and Orders
4.18	Standard Sales Terms
4.19	Environmental
4.20(a)	Company Employees
4.20(b)	Company Contractors
4.20(c)	Employment Law Compliance
4.20(e)	Company Employee Dismissals

4.20(f)	Company Employee Notices
4.21(a)	Employee Benefits
4.21(b)	Conflicts with Employee Benefits
4.22	Customers and Suppliers
4.23	Related Persons Transactions
4.24	Capital Expenditures
4.25	Insurance
4.26	Brokers’ Fees
4.27	Acceleration of Rights and Benefits
6.6	Exclusivity
9.6(a)	Continued Insurance Policies
9.6(b)	Designated Service Provider Insurance Policies
10.1	Indemnification

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of September 11, 2014 (the “Effective Date”), by and among TELEFONAKTIEBOLAGET LM ERICSSON (PUBL), a public limited company organized under the laws of the Kingdom of Sweden (“Buyer”), PRYD DUTCH HOLDINGS, B.V., a company organized under the laws of the Kingdom of the Netherlands (“Seller”), Ram Ben-Yakir, an individual, Nir Drang, an individual, and Mikhail Leibov, an individual (together with Messrs. Ben Yakir and Drang, each a “Key Shareholder” and, collectively, the “Key Shareholders”), and each of the individuals identified as Additional Shareholders on the signature pages hereto, solely with respect to the portions of this Agreement identified on the applicable signature page (each an “Additional Shareholder” and, collectively, the “Shareholders”), and IDT CORPORATION, a Delaware corporation (“Parent”), and FABRIX SYSTEMS LTD., a company organized under the laws of the State of Israel (“Target”).

STATEMENT OF PURPOSE

As of the Effective Date, Seller and the Shareholders collectively own all of the outstanding share capital of Target (not including – for the avoidance of doubt – Options issued under the Target Share Option Plans). Seller has agreed to purchase from the Shareholders, and the Shareholders have agreed to sell to Seller, at the First Closing (as defined below) all of the outstanding share capital of Target held by the Shareholders for the consideration and on the terms and subject to the conditions set forth in this Agreement. Buyer has agreed to purchase from Seller, and Seller has agreed to sell to Buyer, at the Second Closing (as defined below) all of the outstanding share capital of Target (not including – for the avoidance of doubt – the Options under the Target Share Option Plans) and to cash out the Options on the terms and subject to the conditions set forth in this Agreement) for the consideration and on the terms and subject to the conditions set forth in this Agreement.

Article I
DEFINITIONS

“102 Plan” is defined in Section 4.15(j).

“Accounts Receivable” means all trade and other accounts receivable and other Indebtedness owing to any Company as recorded on a balance sheet in accordance with GAAP.

“Active Employees” means all employees employed by any Company, including employees on temporary leave of absence, including family medical leave, military leave, disability leave or sick leave.

“Acquisition Proposal” is defined in Section 6.6.

“Additional Shareholder” is defined in the opening paragraph.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. The term “control” means (a) the possession, directly or indirectly, of the power to vote at least 50% of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise, or (c) without limiting subparts (a) or (b), the right to appoint majority of the members of the board of directors or its general manager or chief executive officer.

1

“Affiliated Group” means (i) two or more entities that are related through common ownership consisting of a parent entity and one or more subsidiary entities or (ii) any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law. The common parent entity must own directly at least 50% of the total voting power of the shares in at least one subsidiary entity within the group, and at least 50% of the shares in each subsidiary entity must be owned directly by one or more of the entities within the group.

“Agreement” is defined in the opening paragraph.

“Anti-Bribery Laws” is defined in Section 4.16(b).

“Applicable Closing” means the First Closing or the Second Closing, as applicable.

“Applicable Employee Documentation” means Buyer’s customary employment related documentation, including intellectual property and confidentiality agreements, background checks and drug screenings to the extent permitted under applicable law, all in compliance with Buyer’s policies and Law. The Applicable Employee Documentation shall include for certain employees designated in Buyer’s sole discretion non-solicitation agreements and/or non-competition agreements, all in compliance with Buyer’s policies and Law.

“Assets” is defined in Section 4.8.

“Assigned Accounts Receivable” means any uninsured Accounts Receivable included in the Working Capital which are not collected by Target, despite Target’s commercially reasonable efforts, within 180 days past the relevant due date stipulated on the applicable invoice (or, in the case of an invoice that does not stipulate a due date, 180 days past the date of invoice).

“Balance Sheet” means the audited, consolidated balance sheet of the Companies as at the Balance Sheet Date, and the notes thereto, all of which are prepared in accordance with GAAP and attached to Schedule 4.5.

“Balance Sheet Date” means December 31, 2013.

“Base Amount” is defined in Section 2.3(a).

“Basket” is defined in Section 10.4.

“Bundled Products” is defined in Section 10.4(f).

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in New York, New York, or in Israel.

2

“Buyer” is defined in the opening paragraph.

“Cap” is defined in Section 10.4.

“Cash” means cash and cash equivalents (including marketable securities and short term investments), calculated in accordance with GAAP.

“Changes” is defined in Section 10.4(f).

“Closing Balance Sheet” is defined in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Law” means the Companies Law 5759-1999 of the State of Israel.

“Company” means any of Target, any Subsidiary (including Fabrix.tv).

“Company Contractors” is defined in Section 4.20(b).

“Company Employees” is defined in Section 4.20(a).

“Confidential Information” means information concerning the businesses or affairs of any Company, including, as applicable, information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, price lists and pricing policies, financial statements and information, budgets and projections, business plans, production costs, market research, marketing, sales and distribution strategies, manufacturing techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and any other Intellectual Property (as defined herein), devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the businesses or affairs of such Company, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for such Company containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by such Company.

“Consent” means any consent, approval, authorization, permission or waiver.

“Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement, whether written or oral and whether express or implied, together with all amendments and other modifications thereto.

“D&O Parties” is defined in Section 9.5(a).

“Data Site” means Target’s electronic virtual data room located at https://fabrixdataroom.egnyte.com within the subfolder “Ericsson”.

3

“Designated Service Providers” means the individuals identified in subpart (a)(i) of Schedule 4.21, each of whom are, as of the Effective Date, Designated Service Providers as defined in the IDT Consulting Agreement.

“Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan (including any Multiemployer Plan) or deferred compensation or retirement plan or arrangement, (b) Employee Welfare Benefit Plan or (c) equity-based plan or arrangement (including any share option, share purchase, share ownership, share appreciation or restricted share option plan) or material fringe benefit or other retirement, severance, bonus, profit-sharing or incentive plan or arrangement subject to ERISA, the Code, or any other applicable United State Law.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

“Employment Offer Letters” means the Employment Offer Letters entered into by and between Target (or Buyer or an Affiliate of Buyer) and each of the Key Employees.

“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other legally cognizable claim, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature.

“Environmental Law” means any Law relating to the environment, health or safety, including any Law relating to the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any material, substance or waste limited or regulated by any Governmental Body.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” has the meaning set forth in the Escrow Agreement.

“Escrow Amount” means $13,000,000.

“Escrow Funds” as defined in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, in the form of Exhibit A.

“Estimated Funded Debt” is defined in Section 2.3(b).

“Estimated Purchase Price” is defined in Section 2.3(c).

“Estimated Working Capital” is defined in Section 2.3(b).

“Export Approvals” is defined in Section 4.16(e)(i).

4

“Fabrix.tv” means Fabrix.tv, Inc., a Delaware corporation.

“Financial Statements” is defined in Section 4.5(a).

“First Closing” is defined in Section 2.1(b).

“First Closing Date” is defined in Section 2.1(b).

“First Closing Schedule” means a schedule, generally in the form of Schedule 2.1(a) hereto, which the Parties shall make commercially reasonable efforts to finalize on or before September 19, 2014.

“Funded Debt” means all obligations of the Companies for borrowed money, all interest-bearing obligations of the Companies, and all obligations of the Companies evidenced by bonds, notes, debentures or other similar instruments, in each case as of the Second Closing Date, but excluding: (i) any liability that is taken into account in the calculation of Working Capital and (ii) those items described on Schedule 1(a).

“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants (i) as in effect on, unless otherwise specified, the Effective Date or, with respect to any financial statements, the date such financial statements were prepared and (ii) applied on a consistent basis throughout the periods presented.

“Governmental Body” means any federal, state, local, foreign or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Governmental Grant” means any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege (including approval to participate in a program or framework without receiving financial support) provided or made available by or on behalf of or under the authority of the OCS or affiliated authorities or programs (including the Incubator Administration, Tnufa, Nofar, Magnet and Magneton), the Investment Center of the Israeli Ministry of Economy, the ITA, the State of Israel, and any other bi- or multi-national grant program, framework or foundation (including the BIRD Foundation) for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Body.

“Hazardous Substance” means any material, substance or waste that is limited or regulated by any Governmental Body or, even if not so limited or regulated, could pose a hazard to the health or safety of the occupants of the Real Property or adjacent properties or any property or facility formerly owned, leased or used by any Company. The term includes asbestos, polychlorinated biphenyls, petroleum products and all materials, substances and wastes regulated under any Environmental Law.

“Holders” means, collectively, Seller and each Shareholder.

5

“IDT Consulting Services Agreement” means that certain Consulting Services Agreement dated August 1, 2010, by and between Parent and Seller, as amended by Amendment No. 1 dated January 8, 2014.

“Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including all earnouts and obligations under noncompete, consulting or similar arrangements entered into in connection with the purchase of any property or services), except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 90 days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established on the financial statements of such Person; (d) capitalized lease obligations of such Person; (e) indebtedness or other obligations of others guaranteed by such Person; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (h) monetary obligations of such Person relating to unfunded, vested benefits under any Employee Benefit Plan (excluding obligations to deliver or cash out stock pursuant to stock options or stock ownership plans), including unfunded severance or pension Liabilities; and (i) net payment obligations incurred by such Person pursuant to any hedging agreement.

“Indemnification Undertakings” is defined in Section 9.5(a).

“Indemnified Party” is defined in Section 10.7(a).

“Indemnifying Party” is defined in Section 10.7(a).

“Information Systems” is defined in Section 4.14(o).

“In-License” is defined in Section 4.14(d).

“Insurance Policies” is defined in Section 4.25.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith (including all applications or rights to apply for any of the following, and all registrations, renewals, extensions, future equivalents, and restorations, now or hereafter in force and effect): (A) all U.S., Israeli, international, and foreign: (1) patents, utility models, and applications therefor, and all reissues, divisions, re-examinations, provisionals, continuations and continuations-in-part, and equivalent or similar rights anywhere in the world in inventions, discoveries, and designs, including invention disclosures; (2) all trade secrets and other rights in know-how and confidential or proprietary information; (3) all mask works and copyrights, and all other rights corresponding thereto (including moral rights), throughout the world; (4) all rights in World Wide Web addresses and domain names and applications and registrations therefor, and contract rights therein; (5) all trade names, logos, trademarks and service marks, trade dress and all goodwill associated therewith throughout the world; (6) rights of publicity and personality; and (7) any similar, corresponding, or equivalent rights to any of the foregoing in items (1) through (6) above, anywhere in the world (items (1) through (7) collectively, “Intellectual Property Rights”); and (B) any and all of the following: computer software and code, including software and firmware listings, assemblers, applets, applications, websites, content (including text, pictures, sounds, music, and video), compilers, source code (whether in a format to be compiled, interpreted, or otherwise), object code, net lists, design tools, user interfaces, application programming interfaces, protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions, design documents, schematics, diagrams, product specifications, know-how, show-how, techniques, algorithms, routines, works of authorship, processes, prototypes, test methodologies, supplier and customer lists, materials that document design or design processes, or that document research or testing (including design, processes, and results); any media on which any of the foregoing is recorded; and any other tangible embodiments of any of the foregoing or of Intellectual Property Rights (“Technology”).

6

“Interim Option Ruling” is defined in Section 6.2(b).

“Inventory” means all inventories of any Company wherever located, including raw materials, goods consigned to vendors or subcontractors, works in process, finished goods, spare parts, goods in transit, products under research and development, demonstration equipment and inventory on consignment.

“Israeli Option Tax Ruling” is defined in Section 6.2(b).

“ITA” means the Israeli Tax Authority.

“JAMS” is defined in Section 12.7.

“June Balance Sheet” is defined in Section 4.5(a).

“June Balance Sheet Date” means June 30, 2014.

“July Balance Sheet” is defined in Section 4.5(a).

“July Balance Sheet Date” means July 31, 2014.

“Key Employee” means those individuals listed on Schedule 1(b).

“Key Shareholder” is defined in the opening paragraph.

“Key Shareholder Noncompete Agreements” means the Noncompete Agreements to be entered into by and between Buyer and each of the Key Shareholders, in the form of Exhibit D.

“Knowledge of the Companies” means (a) actual knowledge of the people listed in Schedule 1(c), or (b) knowledge that any of the individuals listed on Schedule 1(c) would reasonably be expected to have by virtue of their position with any of the Companies.

7

“Law” means any federal, state, local, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, constitution, treaty, principle of common law or other restriction of any Governmental Body.

“Lease” is defined in Section 4.12(b).

“Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“License” means all In-Licenses and Out-Licenses, as those terms are defined in Section 4.14(d).

“Loss” means any loss, claim, demand, Order, damage, penalty, fine, cost, settlement payment, liability, Tax, Encumbrance, expense, fee, court costs or attorneys’ fees and expenses.

“Made Available” means the respective materials that Seller Parties or Target or their Representatives delivered to Buyer or its Representatives by uploading such materials to the Data Site (at least two (2) Business Days prior to the Effective Date) and causing those documents to remain on the Data Site through Closing.

“March Balance Sheet” is defined in Section 4.5(a).

“Material Adverse Effect” means, with respect to the Companies, taken as a whole, any event, change, development or occurrence that, together with all other events, changes, developments or occurrences, is materially adverse to the Companies’ business condition (financial or otherwise), assets, results of operations or prospects (taken as a whole) provided, however, that in determining whether a Material Adverse Effect has occurred with respect to the Companies, there shall be excluded any effect on the Companies relating to or arising in connection with: (i) any change in conditions in the United States, Israel or global economy or capital or financial markets; (ii) changes after the date of this Agreement in conditions generally affecting the industry in which Target operates; (iii) any action taken by the Target at the request or direction of or in coordination with, the Buyer or pursuant to this Agreement, or any failure by Target to take action which failure results from Buyer’s unreasonable withholding of consent requested by Seller pursuant to Section 6.3; (iv) changes in GAAP or in any Law or the interpretation or enforcement thereof; (v) changes caused by any natural disaster, hostilities, act of terrorism or war (whether declared, pending or threatened), (vi) termination by the applicable distributor for such distributor’s convenience of the Contract identified in subpart (a)(iii) of Schedule 4.13 as item 2 but, in each case of (i), (ii), (iv) and (v), only to the extent that such events, changes, developments or occurrences do not have a disproportionate impact on Target relative to other participants in Target’s industry in the markets in which Target competes.

“Material Contracts” is defined in Section 4.13(a).

“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“NIS” means Israeli new shekel.

8

“Non-Target Offering” is defined in Section 10.4(f).

“OCS” means the Office of the Chief Scientist of the Israeli Ministry of Economy.

“OD Streaming” means OD Streaming Incorporated, a New Jersey corporation.

“Option” means an option to purchase one Share (whether an Ordinary Share or an Ordinary B Share) that is issued under any of the Target Share Option Plans.

“Option Cashout Amount” means, with respect to each Option, an amount equal to (i) the consideration for which a holder of a Share (of the class for which such Option may be exercised) would be entitled pursuant to the First Closing Schedule less (ii) the exercise price for such Option.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinance” means the Israel Income Tax Ordinance [New Version] 5721-1961, as amended from time to time together with any and all of the regulations promulgated thereunder.

“Ordinary Share(s)” means shares of the Ordinary Shares of Target of NIS 0.01 nominal value each.

“Ordinary B Share(s)” means shares of the Ordinary B Shares of Target of NIS 0.01 nominal value each.

“Organizational Documents” means (a) any certificate or articles of incorporation and bylaws, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Out-License” is defined in Section 4.14(d).

“Party” means Buyer, Seller, Parent, any Shareholder or Target.

“Payee” is defined in Section 2.6(b).

“Payor” is defined in Section 2.6(b).

“Permit” means any permit, license or Consent issued by any Governmental Body or pursuant to any Law.

“Permitted Encumbrance” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the ordinary course of business for monies not yet due, (b) any lien for Taxes not yet due, (c) any purchase money lien or lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased, (d) any recorded easement, covenant, zoning or other restriction on the Real Property that, together with all other Permitted Encumbrances, does not prohibit or impair the current use, occupancy, value, or marketability of title of the property subject thereto, (e) statutory Encumbrances in favor of lessors arising in connection with any property leased to any Company and (f) Encumbrances disclosed in the Financial Statements.

9

“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.

“PII” is defined in Section 4.14(n).

“Preferred A Share(s)” means shares of the Series A Preferred Shares of Target of NIS 0.01 nominal value each.

“Preferred A-1 Share(s)” means shares of the Series A-1 Preferred Shares of Target of NIS 0.01 nominal value each.

“Preferred B-1 Share(s)” means shares of the Series B-1 Preferred Shares of Target of NIS 0.01 nominal value each.

“Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.

“Pro Rata Percentage” means, with respect to the Seller Parties and any Key Shareholder, the percentage set forth next to such Person’s name on Schedule 1(d).

“Purchase Price” is defined in Section 2.3(a).

“Real Property” is defined in Section 4.12(b).

“Reciprocal License” means any license that requires as a condition of use, modification and/or distribution of software subject to the Reciprocal License, that such software or other software combined and/or distributed with such software be: (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge. Without limiting the generality of the foregoing, any version of the GNU General Public License, Lesser/Library GPL, Affero GPL, Mozilla Public License and Common Public License will each be considered a Reciprocal License.

“Related Person” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family, and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals. The “Family” of a specified individual means the individual, such individual’s spouse and former spouses, any other individual who is related to the specified individual or such individual’s spouse or former spouse within the third degree, and any other individual who resides with the specified individual. No Company will be deemed to be a Related Person of any Seller or of any other Company.

10

“Releases” means Releases to be entered into by and among the Companies, on the one hand, and each of Parent, the Holders (who will be signing the Agreement other than through a proxy and except for Holders who purchased all their Shares through the exercise of an Option and are no longer employed by the Company or any of its Affiliates) and directors of each Company, on the other hand, substantially in the form of Exhibit B.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Cash” is defined in Section 2.3(e).

“Required Insurance Policy” is defined in Section 7.1(i).

“Resolution Accountants” is defined in Section 2.4(c).

“Second Closing” is defined in Section 2.2(g).

“Second Closing Date” is defined in Section 2.2(g).

“Securities Act” means the Securities Act of 1933.

“Section 14 Arrangement” is defined in Section 4.20(a).

“Section 102” means Section 102 of the Ordinance.

“Section 102 Option” means any Option that was intended to be granted pursuant to Section 102(b)(2) of the Ordinance.

“Section 102 Securities” means, collectively, Section 102 Options and Section 102 Shares.

“Section 102 Shares” mean any Shares that were issued upon exercise of Section 102 Options.

“Section 102 Trustee” means Tamir Fishman Trusts (2004) Ltd., appointed by Target to serve as trustee pursuant to Section 102 and approved by the ITA.

“Section 102 Trust Period” means the minimum trust holding period required by Section 102 according to the applicable Tax route.

“Section 3(i) Option” means any Option that was granted pursuant to Section 3(i) of the Ordinance.

“Seller” is defined in the opening paragraph.

“Seller Expense Amount” is defined in Section 12.16(b).

“Seller Parties” means, collectively, Seller and Parent.

11

“Seller Parties Noncompete Agreement” means the Noncompete Agreement to be entered into by and among Buyer and each Seller Party, in the form of Exhibit C.

“Seller’s Transaction Expenses” means any and all amounts unpaid as of the Second Closing due from any Company in connection with the Transactions, including, without duplication, (i) any amounts payable to Seller’s or any Company’s counsel, accountants or financial advisors for services relating to the Transactions or any potential sale of any of the Companies, including any Liabilities described on Schedule 3.1(e), Schedule 3.2(e) or Schedule 4.26, (ii) any amounts payable to reimburse any person for out-of-pocket expenses relating to the Transactions or any potential sale, (iii) the premium for the full term of the Required Insurance Policy, (iv) the premiums for the policies described on Schedule 9.6(a), (v) any amounts payable as bonuses or other payments triggered by the Transactions (other than value of Options whose vesting is accelerated as a result of the Transactions), including Israeli National Insurance costs and other Taxes payable by any Company in connection therewith, (vi) and any amounts paid to, or agreed in writing to be paid to or on behalf of any holder of Section 102 Securities with respect to such holder’s increase in Tax liability in the event that all or a portion of such Section 102 Securities do not qualify as Section 102 Securities and which are identified in Schedule 4.15(j) as items 2 and 3 and in Schedule 4.4 as item 4 and (vii) all VAT payments made with respect to any of the foregoing in (i) through (vi) unless refunded to the Target.

“Share” means any issued and outstanding Ordinary Share, Ordinary B Share, Preferred A Share, Preferred A-1 Share or Preferred B-1 Share.

“Shareholder” means any Key Shareholder or Additional Shareholder.

“Subsidiary” means any corporation or other entity with respect to which Target and its other Subsidiaries collectively own, directly or indirectly, at least 50% of the common stock, ordinary shares or other equity or profits interests or have the power, directly or indirectly, to elect a majority of the members of the board of directors or comparable governing body or otherwise cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Tangible Personal Property” is defined in Section 4.9.

“Target” is defined in the opening paragraph.

“Target Offerings” is defined in Section 10.4(f).

“Target Share Option Plans” means (i) Target’s 2006 Employees’ and Consultants’ Share Option Plan, (ii) Target’s 2008 Employees’ and Consultants’ Share Option Plan and (iii) Target’s 2013 Global Share Incentive Plan.

“Target Working Capital” is defined in Section 2.3(c)(i).

“Target’s Accountants” is defined in Section 2.4(a).

12

“Tax” means (a) any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, however denominated or computed, and including any interest, penalty, or addition thereto, whether disputed or not and (b) Liability for the payment of any amounts of the type described in clause (a) as a transferee or successor, by Contract or from any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Authority” means a Governmental Body responsible for the imposition of any Tax (whether domestic or foreign).

“Tax Holidays” is defined in Section 4.15(k).

“Tax Return” means any return, declaration, report, claim for refund, or information return or other document or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.

“Third-Party Claim” is defined in Section 10.7(a).

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Key Shareholder Noncompete Agreements, the Releases, the Seller Parties Noncompete Agreement, and all other written agreements, documents and certificates contemplated by any of the foregoing documents.

“Unvested Option” means any Option to the extent such Option is not vested on the Second Closing Date.

“Unvested Option Cashout Amount” is defined in Section 2.2(d).

“U.S. Employees” means employees employed by any Company in the United States, including employees on temporary leave of absence, including vacation, family medical leave, military leave, temporary disability or sick leave.

“U.S. International Trade Laws” means each and any U.S. law, regulation and Executive Order imposing restrictions, requirements, conditions, or sanctions in connection with international trade activities, including, without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce, Bureau of Industry and Security, the regulations and Executive Orders administered by the U.S. Department of Treasury, Office of Foreign Assets Control, the International Traffic in Arms Regulations administered by the U.S. Department of State, Directorate of Defense Trade Controls, and statutes and Executive Orders authorizing sanctions for trade relating to specified activities, such as proliferation, or countries, such as Iran.

“U.S. Option” means an Option held by a non-Israeli resident who was granted such Option in consideration solely for work or services performed outside of Israel to any Company.

13

“Valid Certificate” is defined in Section 2.6(b).

“Valid Declaration” is defined in Section 2.2(e).

“VAT” is defined in Section 4.15(p).

“Vested Option” means any Option to the extent such Option is vested on the First Closing Date.

“Vested Option Cashout Amount” is defined in Section 2.2(c).

“Withholding Drop Date” is defined in Section 2.6(b).

“Withholding Written Notice” is defined in Section 2.6(b).

“Working Capital” means (a) the amount of the consolidated current assets of the Companies as of the Second Closing Date (including (i) Cash, less 15% of the value of the Cash; and (ii) deposit accounts (as defined in the Uniform Commercial Code in effect in the State of New York), less 15% of the value of such deposit accounts), minus (b) the amount of the consolidated current liabilities of the Companies as of the Second Closing Date.

As used in the definition of Working Capital, “current assets” and “current liabilities” shall be determined on a consolidated basis in accordance with GAAP, except as specifically identified in the Report of the Independent Auditors to the shareholders of Target and with respect to the Balance Sheet, provided that such terms shall exclude: (i) all deferred revenue assets and all deferred revenue Liabilities, (ii) any uninsured Accounts Receivable that are more than 150 days past the relevant due date stipulated on the applicable invoice (or, in the case of an invoice that does not stipulate a due date, 150 days past the date of the invoice), and (iii) any amount that will be paid at the Second Closing as Funded Debt.

Notwithstanding the foregoing, “current assets” and “current liabilities” shall not include: (i) any deferred tax assets or deferred tax liabilities that are established under GAAP, or pursuant to other accounting principles, to reflect differences between book income or basis and Tax income or basis or that are otherwise not anticipated to survive the Second Closing, and (ii) any item described on Schedule 1(e).

A sample Working Capital calculation as of July 31, 2014 is attached hereto as Schedule 1(f).

“Yigal Arnon” means Yigal Arnon & Co., Israeli counsel to Target.

14

Article II
SALE AND PURCHASE OF SHARES

2.1 Recapitalization.

(a) Subject to the terms and conditions of this Agreement, on the First Closing Date Seller will purchase from each Shareholder, and each Shareholder will sell and deliver to Seller, all of the Shares owned by such Shareholder pursuant to the terms and for the consideration specified on the First Closing Schedule.

(b) The closing of the Transactions to be performed on the First Closing Date (the “First Closing”) will take place at the offices of K&L Gates LLP in Dallas, Texas, or by teleconference, facsimile or electronic mail communication, commencing at 9:00 a.m. Dallas, Texas time on the later of (i) September 29, 2014, or (ii) the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Shareholders and Seller to consummate the Transactions to be performed on the First Closing in accordance with the First Closing Schedule or such other date as Buyer, majority of interest of Shareholders and Seller may mutually determine (the “First Closing Date”). Subject to the consummation of the First Closing on the First Closing Date, the Transactions to be performed at the First Closing will be deemed effective as of 11:59 p.m. local time on the First Closing Date.

2.2 Sale of Shares to Buyer; Options Cashout.

(a) Subject to the terms and conditions of this Agreement, on the Second Closing Date Buyer will purchase from Seller, and Seller will sell and deliver to Buyer, all of the Shares for the consideration specified below.

(b) Immediately prior to the Second Closing Date, each U.S. Option shall, to the extent unvested at such time, vest in full and shall constitute a Vested Option as of the Second Closing Date.

(c) On the Second Closing Date, each of the Vested Options will be cancelled and, in consideration for such cancellation, Buyer will pay with respect to each Vested Option the applicable Option Cashout Amount to the applicable holder of such Vested Option (the “Vested Option Cashout Amount”), subject to, and in accordance with, Section 2.2(e) below with respect to U.S. Options, or Section 2.2(e) below, with respect to all other Vested Options.

(d) On the Second Closing Date, each of the Unvested Options will be cancelled and, in consideration for such cancellation, Buyer will pay with respect to each Unvested Option the applicable Option Cashout Amount (assuming for this purpose vesting in full of such Unvested Option) to the applicable holder of such Unvested Option (the “Unvested Option Cashout Amount”), subject to, and in accordance with, Sections 2.2(e) and 2.2(f), below.

(e) Notwithstanding anything to the contrary in this Agreement, any portion of the Option Cashout Amount payable in respect of U.S. Options shall be transferred by Buyer on the Second Closing Date to the payroll processing service or system of Seller or one of Seller’s Affiliates in order for the Vested Option Cashout Amounts to be paid to each holder of U.S. Options. Each holder of U.S. Options will provide Buyer, prior to any payment to them, with a validly executed declaration in the form attached hereto as Exhibit E regarding their non-Israeli residence and confirmation that they were granted such U.S. Options in consideration solely for work or services performed outside of Israel to any Company (a “Valid Declaration”).

15

(f) Notwithstanding anything to the contrary in this Agreement, any portion of the Purchase Price payable in respect of Section 102 Securities and Section 3(i) Options shall be transferred by the Buyer on Second Closing Date to the Section 102 Trustee, for the benefit of the beneficial owners thereof, and be released by the Section 102 Trustee, together with applicable interest thereon, to such beneficial owners in accordance with the requirements of the Ordinance, Section 102 (if applicable) and the Israeli Option Tax Ruling (or the Interim Option Ruling), if obtained. With respect to each Unvested Option, on each date that any underlying Share of such Unvested Option would have become vested in accordance with the original vesting schedule and terms of such Unvested Option, the beneficial owner thereof shall be entitled to the applicable portion of the Unvested Option Cashout Amount and the Section 102 Trustee shall (but subject always to the requirements of the Ordinance, Section 102 (if applicable) and the Israeli Option Tax Ruling (or the Interim Option Ruling)), release the applicable portion of the Unvested Option Cashout Amount, together with applicable interest thereon to the beneficial owner of such Unvested Option on the later of (i) consummation of the Section 102 Trust Period; and (ii) the applicable vesting date; provided, however, that, (x) if, pursuant to the original vesting schedule and terms of such Unvested Option, the beneficial owner of such Option does not become entitled to such portion of the Unvested Option Cashout Amount because such beneficial owner either is terminated for “cause” (as defined in the Employment Offer Letters or resigns other than for “justified reason” (as defined in the Employment Offer Letters), the Section 102 Trustee shall transfer at the earliest practicable date such portion of the Unvested Option Cashout Amount, together with applicable interest thereon, to Target, and (y) if, pursuant to the original vesting schedule and terms of such Unvested Option, the beneficial owner of such Option does not become entitled to such portion of the Unvested Option Cashout Amount because such beneficial owner either is terminated other than for “cause” (as defined in the Employment Offer Letters or resigns for “justified reason” (as defined in the Employment Offer Letters), the Section 102 Trustee shall transfer at the earliest practicable date the remaining balance of the Unvested Option Cashout Amount attributable to such beneficial owner, together with applicable interest thereon, to such beneficial owner. Target shall notify the Section 102 Trustee in writing, with a copy to the beneficial owner, promptly following the termination of engagement of any beneficial owner of any such Unvested Option, which notice shall (i) state whether or not such termination was for “cause” or represented a “justified reason” resignation and (ii) provide instructions as to whom to transfer the applicable portion of the Unvested Option Cashout Amount, together with applicable interest thereon.

(g) The closing of the Transactions to be performed on the Second Closing Date (the “Second Closing”) will take place at the offices of K&L Gates LLP in Dallas, Texas, or by teleconference, facsimile or electronic mail communication, commencing at 9:00 a.m. Dallas, Texas time on (i) the latest of (x) the first Business Day immediately following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions to be performed on the Second Closing Date (other than conditions with respect to actions the Parties will take at the Second Closing), (y) October 1, 2014, and (z) two Business Days after the First Closing, or (ii) such other date as Buyer and Seller may mutually determine (the “Second Closing Date”). Subject to the consummation of the Second Closing on the Second Closing Date, the Transactions to be performed at the Second Closing will be deemed effective as of 11:59 p.m. local time on the Second Closing Date.

16

2.3 Purchase Price.

(a) The purchase price for the Shares (the “Purchase Price”) will be $95,000,000 (the “Base Amount”), as adjusted pursuant to Sections 2.3(c) and 2.5.

(b) No later than three Business Days prior to the First Closing Date, Target will deliver to Buyer and Seller a good faith, written estimate of the Working Capital prepared consistently with the sample Working Capital calculation set forth on Schedule 1(f) (the “Estimated Working Capital”), the Funded Debt (the “Estimated Funded Debt”) and the Seller’s Transaction Expenses (the “Estimated Seller’s Transaction Expenses”), together with supporting work papers, payoff letters and any other related documentation requested by Buyer.

(c) The estimated Purchase Price (the “Estimated Purchase Price”) will be an amount equal to the Base Amount, increased or decreased as set forth below:

(i) if the Estimated Working Capital exceeds $3,750,000 (the “Target Working Capital”), the amount of such excess will be added to the Base Amount;

(ii) if the Estimated Working Capital is less than Target Working Capital, the amount of such deficit will be subtracted from the Base Amount; and

(iii) without duplication, the amount of the Estimated Funded Debt and the Estimated Seller’s Transaction Expenses will be subtracted from the Base Amount.

(d) Buyer will pay at the Second Closing:

(i) an amount equal to the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to a single bank account, which bank account shall be designated by the Escrow Agent at least two Business Days prior to the Second Closing Date; and

(ii) an amount equal to the Estimated Purchase Price, minus the Escrow Amount, minus the Option Cashout Amount, to Seller by wire transfer of immediately available funds to a single bank account, which bank account shall be designated by Seller at least two Business Days prior to the Second Closing Date; and

(iii) the Option Cashout Amount (except for that portion of the Purchase Price payable in respect of the U.S. Options) to the Section 102 Trustee by wire transfer of immediately available funds to a single bank account, which bank account shall be designated by the Section 102 Trustee at least two Business Days prior to the Second Closing Date; and

17

(iv) the portion of the Option Cashout Amount that is payable in respect of the U.S. Options, shall be transferred by Buyer on the Second Closing Date to the payroll processing service or system of Seller or one of Seller’s Affiliates in order for the Vested Option Cashout Amounts to be paid to each holder of U.S. Options.

(e) To the extent the Companies require Cash on the Second Closing Date in order to provide for the payment of any checks outstanding (and, for the avoidance of doubt, which are not “accounts payable” under the Working Capital calculation and excluding the "security check" identified as item 2 on Schedule 1(a)) as of the Second Closing (such amount of Cash, the “Required Cash”), Seller shall cause the Companies to have the Required Cash in their accounts as of the Second Closing. Any Cash of the Companies in excess of the Required Cash will be considered a current asset of the Companies (less 15% of its value).

2.4 Closing Balance Sheet.

(a) After the Second Closing, Buyer will cause Target to prepare, and will cause PriceWaterhouseCoopers Israel (the “Target’s Accountants”) to audit, a consolidated balance sheet of the Companies as of the Second Closing Date (as audited, the “Closing Balance Sheet”) in accordance with GAAP (as in effect on the Second Closing Date) and, in a manner consistent with the July Balance Sheet, except as disclosed on Schedule 2.4. The cost of the audit will be borne half by Buyer and half by Seller. Within 120 days after the Second Closing Date, Buyer will deliver to Seller the Closing Balance Sheet and the calculation of the Working Capital (to be calculated on the basis of the Closing Balance Sheet and after using the same methodology used in the Schedule 1(f)), the Funded Debt, the Seller’s Transaction Expenses and the Purchase Price.

(b) Seller and its accounting representatives will be entitled to examine the work papers related to the preparation and audit of the Closing Balance Sheet and the relevant books and records of the Companies, and any other then existing documentation reasonably necessary for such examination, and to discuss the preparation of the Closing Balance Sheet and the conduct of the audit with Buyer, Target and Target’s Accountants.

18

(c) If Seller disagrees with the calculation of the Working Capital, the Funded Debt, the Seller’s Transaction Expenses, Purchase Price or disagree with any other aspect of the Closing Balance Sheet, Seller must deliver to Buyer, within 30 days after the date Buyer delivered the Closing Balance Sheet and the calculations and documentation related thereto to Seller, a written description of each such disagreement. Buyer and Seller will negotiate in good faith to resolve any such disagreements. If, after a period of 30 days following the date on which such written description is delivered, Buyer and Seller have not resolved each such disagreement, then either Buyer or Seller will be entitled to submit such disagreements to Deloitte & Touche LLP, or, to the extent a conflict arises, such other independent certified public accounting firm of recognized national standing in the United States that is independent of Target, Seller Parties and Buyer, and which Buyer and Seller agree upon (the “Resolution Accountants”) so long as such submitting party provides written notice of such submission to the nonsubmitting party. Within five Business Days after receipt of such written notice, Buyer and Seller will each deliver to the Resolution Accountants a written settlement offer setting forth its calculations of the Working Capital, the Funded Debt, the Seller’s Transaction Expenses and/or Purchase Price , to the extent there is a disagreement with respect to any of the foregoing and its position with respect to any other matter on the Closing Balance Sheet with respect to which there is a disagreement (each of Buyer’s settlement offer and Seller’s settlement offer, a “Settlement Offer”). Buyer will cause the Companies to grant to the Resolution Accountants reasonable access to the Companies’ books and records and any other then existing documentation reasonably necessary for such examination, and Target’s Accountants to discuss the preparation of the Closing Balance Sheet, the calculation of the Working Capital, the Funded Debt, the Seller’s Transaction Expenses and the Purchase Price and the conduct of the audit and reasonable access to the work papers of Target’s Accountants. Acting with the power and authority of an arbitrator under Israeli Arbitration Law, the Resolution Accountants will resolve the disagreements within 30 days after the date on which the Resolution Accountants are engaged or as soon thereafter as possible, and the calculation of the Working Capital, the Funded Debt, the Seller’s Transaction Expenses and/or Purchase Price by the Resolution Accountants will be binding upon the Parties. In making such determination of the Purchase Price, (i) the Resolution Accountants will consider only those items, matters or amounts in the Settlement Offers as to which Buyer and Seller have disputed, (ii) with respect to any item of dispute, the Resolution Accountants may not assign a value to any item greater than the greatest value for such item claimed by either Buyer or Seller in its Settlement Offer or less than the smallest value for such item claimed by Buyer or Seller in its Settlement Offer, and (iii) the Resolution Accountants’ determination of the Purchase Price shall be based upon the definition of “Working Capital,” “Funded Debt” and “Seller’s Transaction Expenses” set forth in this Agreement. The cost of the services of the Resolution Accountants pursuant to this Section 2.4(d) will be borne by the Party whose Settlement Offer sets forth a “Purchase Price” item that differs the most from the Purchase Price as finally determined by the Resolution Accountants. If both Settlement Offers differ equally, such cost will be borne half by Buyer and half by Seller. If any Party fails to deliver a Settlement Offer in accordance with this Section 2.4(c), such cost will be borne by such Party.

(d) In performing the calculations contemplated by Sections 2.3 and 2.4, assets and liabilities of the Companies, where functional currencies are their local currencies, have been and will be translated into U.S. dollars at the exchange rates in effect as of the Second Closing Date.

2.5 Post-Closing Purchase Price Adjustment.

(a) The Purchase Price will be an amount equal to the Estimated Purchase Price, increased or decreased as set forth below:

(i) if the Working Capital exceeds the Estimated Working Capital, the amount of such excess will be added to the Estimated Purchase Price;

(ii) if the Working Capital is less than the Estimated Working Capital, the amount of such deficit will be subtracted from the Estimated Purchase Price;

19

(iii) without duplication, if the Funded Debt exceeds the Estimated Funded Debt, the amount of such excess will be subtracted from the Estimated Purchase Price;

(iv) without duplication, if the Funded Debt is less than the Estimated Funded Debt, the amount of such deficit will be added to the Estimated Purchase Price;

(v) without duplication, if the Seller’s Transaction Expenses exceeds the Estimated Seller’s Transaction Expenses, the amount of such excess will be subtracted from the Estimated Purchase Price;

(vi) without duplication, if the Seller’s Transaction Expenses is less than the Estimated Seller’s Transaction Expenses, the amount of such deficit will be added to the Estimated Purchase Price; and

(vii) that portion of the cost of any audit that is required to be borne by Seller pursuant to Sections 2.3(a) and 2.3(c) will be subtracted from the Estimated Purchase Price.

(b) Within ten (10) Business Days after the final determination of the Purchase Price (i.e., after either agreement of Seller and Buyer on the Closing Balance Sheet or final resolution of disputes in its respect in accordance with Section 2.4):

(i) if the Purchase Price exceeds the Estimated Purchase Price, Buyer will pay to Seller (on behalf of itself and on behalf of the owners of the U.S. Options) and to the 102 Trustee (on behalf of the beneficial owners of the Vested Options and Unvested Options but excluding owners of U.S. Options), by wire transfer of immediately available funds to the bank account designated by Seller and 102 Trustee pursuant to Section 2.3(d), the respective amount of such excess as calculated in accordance with the mechanism set forth in the First Closing Schedule and the Seller will pay (subject to provisions of Section 2.7 and corresponding provisions of the First Closing Schedule) to the Shareholders, owners of the U.S. Options, and the 102 Trustee (if applicable with respect to Shares purchased by Seller and which are still subject to the mandatory holding period under Section 102), within three Business Day following receipt of the excess by the Seller, by wire transfer of immediately available funds to the bank account designated by such Shareholders, owners of U.S. Options and 102 Trustee, the respective amount of such excess as calculated in accordance with the mechanism set forth in the First Closing Schedule;

or

(ii) (ii) if the Purchase Price is less than the Estimated Purchase Price, (A) Seller will instruct the Escrow Agent to pay to Buyer out of the Escrow Funds, by wire transfer of immediately available funds to a bank account designated by Buyer, the amount of such deficit, and (B) to the extent that the amount of such deficit exceeds the Escrow Funds, Seller will pay to Buyer the amount of such excess by wire transfer of immediately available funds to a bank account designated by Buyer and the relevant provisions of the First Closing Schedule will apply.

20

2.6 Withholding.

(a) To the extent required by the Code, the Ordinance or Law, Buyer, Seller, the Escrow Agent and the Companies shall be permitted to deduct and withhold or cause to be withheld from any amount otherwise payable pursuant to this Agreement any amount it determines is required to be deducted under the Code, the Ordinance or any other Law with respect to Taxes. Any amounts so deducted or withheld shall be treated as if paid to the Persons with respect to whom such amount were withheld, and the Person making such withholding shall remit, or cause to be remitted, such withheld amounts to the appropriate Tax Authority and provide Buyer and Seller with satisfactory evidence for such remittance. The Parties shall act in accordance with the guidelines set forth in this Section 2.6 as to withholding requirements that may apply to the Transactions:

(b) With respect to any amount from which a deduction or withholding should be made under the Ordinance pursuant to this Section 2.6, any payment payable or other consideration deliverable pursuant to this Agreement to any Holder or any holder of any Option (each a “Payee”) by either Seller or Buyer, as the case may be (each a “Payor”), (i) if any Payee has obtained a certification or ruling issued by the ITA (x) exempting the applicable Payor from the duty to withhold Israeli Taxes with respect to the applicable consideration or (y) determining the applicable rate of Israeli Tax to be withheld from the applicable consideration or (z) providing any other instructions regarding the payment or withholding with respect to the applicable consideration (including transfer of the withholding Tax amount to a trustee, in each case in form and substance to the reasonable satisfaction of the applicable Payor (a “Valid Certificate”) and delivered such Valid Certificate to such Payor at least 2 days prior to the Applicable Closing, then such Payor shall deduct and withhold any Israeli Taxes only in accordance with the provisions of such Valid Certificate and pay at the Applicable Closing to such Payee the balance of the payment due to be paid to such Payee at the Applicable Closing that is not withheld; or (ii) if any Payee has not delivered a Valid Certificate to the applicable Payor at least 2 days prior to the Applicable Closing, then such Payor shall withhold from any payment to such Payee according to the applicable withholding rate, and pay at the Applicable Closing to such Payee the balance of the payment due to be paid to such Payee at the Applicable Closing that is not withheld, provided, that if, at least 2 days prior to the Applicable Closing, such Payee provides written notice to such Payor requesting that such Payor refrain from paying such Payee any amount at the Applicable Closing (a “Withholding Written Notice”), such Payor shall retain for the benefit of such Payee for a period of 180 days following the date of the Applicable Closing or an earlier date required in writing by such Payee or by the ITA (the “Withholding Drop Date”) during which time, such Payor shall not withhold any amounts for Israeli Taxes from the payments deliverable pursuant to this Agreement to such Payee, and the following will apply: (i) if the applicable Payee delivers prior to the Withholding Drop Date, a Valid Certificate to such Payor, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Certificate and the balance of the payment that is not withheld shall be promptly paid to such Payee; (ii) if such Payee (a) does not provide such Payor with a Valid Certificate prior to the Withholding Drop Date or (b) submits a written request to such Payor to release such Payee’s payment prior to the Withholding Drop Date and fails to submit a Valid Certificate at or before such time, then the amount to be withheld from such payment shall be calculated according to the applicable withholding rate. Prior to the release of any Escrow Funds, Buyer will instruct Escrow Agent to withhold applicable amounts, or refrain from withholding, in accordance with this Section 2.6.

21

(c) For the avoidance of doubt, in the absence of a Valid Certificate that both (i) applies to any portion of the Escrow Funds payable to each Payee and (ii) approves that the payment by Buyer to the Escrow Agent will not be subject to Israeli withholding tax, the calculation of the applicable amount to be withheld from the immediate amount to be paid to a Payee will also include the applicable amount to be withheld from Payee’s portion of the Escrow Funds.

(d) Any payments made to a holder of Options or Section 102 Shares will be subject to deduction or withholding of Israeli Tax under the Ordinance, unless, with respect to Israeli Tax resident holders of Section 102 Securities, the Israeli Option Tax Ruling (or the Interim Option Ruling) shall have been obtained before the 15th day of the calendar month following the month during which the First Closing occurs or an extension was granted by the ITA. With respect to holders of U.S. Options, such payments (i) shall not be subject to any withholding or deduction of Israeli Tax, so long as such holders of U.S. Options provide the Buyer prior to each payment with a Valid Declaration, (ii) shall be subject to withholding and deduction for applicable United States Taxes, and (iii) shall be made through the payroll processing service or system of Seller or one of Seller’s Affiliates.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING SELLER PARTIES AND SHAREHOLDERS

3.1 Representations and Warranties Regarding Shareholders. Each Shareholder represents and warrants to the Seller and Buyer, severally and not jointly, and with respect to itself only, as follows:

(a) Organization and Authority. If it is a non-natural Person, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. It has full power, authority and legal capacity to execute and deliver the Transaction Documents to which such it is a party and to perform its obligations thereunder. If it is a non-natural Person, the execution and delivery by it of each Transaction Document to which it is a party and the performance by it of the Transactions have been duly approved by the board of directors or comparable governing body of such Seller Party and, if required by Law, the equity holders of such Shareholder. This Agreement constitutes the valid and legally binding obligation of each Shareholder, enforceable against such Shareholder in accordance with the terms of this Agreement. Upon its the execution and delivery of each other Transaction Document to which it is a party, such Transaction Document will constitute the valid and legally binding obligation thereof, enforceable against it in accordance with the terms of such Transaction Document, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights.

22

(b) Share Ownership. As of the Effective Date and as of immediately prior to the First Closing (subject to further exercise of Options outstanding as of the Effective Date), it owns of record and beneficially the number of Shares set forth next to it ‘s name in Schedule 3.1(b), free and clear of any Encumbrance or restriction on transfer (other than any restriction under any securities Law and restrictions listed on Schedule 3.1(b) that will be terminated or waived before the First Closing). As of the Second Closing Date, it will not own of record or beneficially any Shares. It is not a party to (i) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement or the Target Share Option Plans) that could require it to sell, transfer or otherwise dispose of any Shares or (ii) any voting trust, proxy or other Contract relating to the voting of any Shares.

(c) No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: violate any Law to which it or any of its Shares is subject; (i) If it is a non-natural Person, violate its Organizational Document; (ii) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which it is a party or by which it is bound or to which any of its Shares are subject or the performance of which is guaranteed by it; or (iii) result in the imposition of any Encumbrance on any of the its Shares. It is not required to notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transactions.

(d) Litigation. There is no Proceeding pending or, to its knowledge, threatened or anticipated against it relating to or affecting the Transactions.

(e) No Brokers’ Fees. Except as set forth in Schedule 3.1(e), it does not have any Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions to be performed on or before the Second Closing Date for which Buyer or any Company could be liable.

3.2 Representations and Warranties Regarding Seller Parties. Seller Parties jointly and severally represent and warrant to Buyer as follows:

(a) Organization and Authority. Each Seller Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Each Seller Party has full power, authority and legal capacity to execute and deliver the Transaction Documents to which such Seller Party is a party and to perform such Seller Party’s obligations thereunder. The execution and delivery by each Seller Party of each Transaction Document to which it is a party and the performance by such Seller Party of the Transactions have been duly approved by the board of directors or comparable governing body of such Seller Party and, if required by Law, the equity holders of such Seller Party. This Agreement constitutes the valid and legally binding obligation of each Seller Party, enforceable against such Seller Party in accordance with the terms of this Agreement. Upon the execution and delivery by each Seller Party of each other Transaction Document to which such Seller Party is a party, such Transaction Document will constitute the valid and legally binding obligation of such Seller Party, enforceable against such Seller Party in accordance with the terms of such Transaction Document, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights.

23

(b) Share Ownership. As of the Effective Date and as of immediately prior to the First Closing, (i) Seller owns of record and beneficially the number of Shares set forth next to Seller’s name in Schedule 3.2(b)(i), free and clear of any Encumbrance or restriction on transfer (other than any restriction under any securities Law and restrictions in the in the Target’s articles of association that will be terminated or waived before the Second Closing) and (ii) to the knowledge of the Seller Parties, each Shareholder owns of record and beneficially the number of Shares set forth next to such Shareholder’s name in Schedule 3.1(b), free and clear of any Encumbrance or restriction on transfer (other than any restriction under any securities Law and restrictions listed in the Target’s articles of association that will be terminated or waived before the Second Closing). As of the Second Closing Date, Seller will own of record and beneficially the Shares set forth next to Seller’s name in Schedule 3.2(b)(ii) free and clear of any Encumbrance or restriction on transfer (other than any restriction under any securities Law and any restrictions in the Target’s articles of association that will be terminated or waived before the Second Closing), which Shares will constitute all the issued and outstanding capital stock of Target as of such date. No Seller Party is a party to (i) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement or the Target Share Option Plans) that could require such Seller Party to sell, transfer or otherwise dispose of any Shares or (ii) any voting trust, proxy or other Contract relating to the voting of any Shares. To the knowledge of the Seller Parties, no Holder is a party to (i) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement or the Target Share Option Plans) that could require such Holder to sell, transfer or otherwise dispose of any Shares or (ii) any voting trust, proxy or other Contract relating to the voting of any Shares.

(c) No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (i) violate any Law to which any Seller Party or, to the knowledge of the Seller Parties any Shareholder, or any of the Shares is subject; (ii) violate any Organizational Document of Seller Party or to the knowledge of the Seller Parties, any Shareholder that is not an individual; (iii) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which Seller Party or to the knowledge of the Seller Parties any Shareholder is a party or by which Seller Party or to the knowledge of the Seller Parties any Shareholder is bound or to which any of the Shares is subject or the performance of which is guaranteed by Seller Party or to the knowledge of the Seller Parties any Shareholder; or (iv) result in the imposition of any Encumbrance on any of the Shares. No Seller Party nor, to the knowledge of the Seller Parties, any Shareholder is required to notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transactions.

24

(d) Litigation. There is no Proceeding pending or, to the knowledge of the Seller Parties, threatened or anticipated against any Seller Party or any Shareholder relating to or affecting the Transactions.

(e) No Brokers’ Fees. Except as set forth on Schedule 3.2(e), neither Seller Party nor, to the knowledge of the Seller Parties, any Shareholder, has any Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions to be performed on or before the Second Closing Date for which Buyer or any Company could be liable.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Target represents and warrants to Buyer as follows:

4.1 Organization, Qualification and Corporate Power. Schedule 4.1 sets forth each Company’s jurisdiction of incorporation, the other jurisdictions in which it is qualified to do business, and its directors and officers. Each Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Company is duly qualified to do business and is in good standing (to the extent relevant) under the laws of each jurisdiction where such qualification is required, except as would not individually or in the aggregate constitute a Material Adverse Effect. Each Company has full corporate power and authority to conduct the businesses in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations. Target has Made Available to Buyer correct and complete copies of the Organizational Documents of each Company. No Company is in violation of any of its Organizational Documents. The share certificate books and the share register or stock ledger of each Company, in each case as Made Available to Buyer, are correct and complete. Target has Made Available to Buyer true and complete copies of all minutes of meetings and actions (including by written consent) of the boards of directors and shareholders of each Company.

4.2 Capitalization.

(a) The entire authorized share capital of Target consists solely of 9,446,541 Ordinary Shares, 1,149,528 Ordinary B Shares, 5,548,856 Preferred A Shares, 450,769 Preferred A-1 Shares and 1,581,906 Preferred B-1 Shares, of which only 1.017,155 Ordinary Shares, 78,885 Ordinary B Shares, 5,548,856 Preferred A Shares, 450,769 Preferred A-1 Shares and 1,581,906 Preferred B-1 Shares are issued and outstanding, and 148,257 Ordinary Shares and 1,070,609 Ordinary B Shares are available for issuance under the Target Share Option Plans. All of the outstanding share capital of each Company has been duly authorized and is validly issued, fully paid and nonassessable. Schedule 4.2(a) lists each Subsidiary, its authorized capital stock, the number of shares outstanding, and the record and, to the Knowledge of the Companies, the beneficial owner, of such shares. Except for outstanding Options, there are no outstanding securities convertible or exchangeable into share capital of any Company or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that would require any Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem share capital of any Company. There are no outstanding share appreciation, phantom stock, profit participation or similar rights with respect to any Company. No Company has violated any securities Law in connection with the offer, sale or issuance of any of its share capital or other equity or debt securities. To the Companies’ Knowledge, there are no voting trusts, proxies or other Contracts relating to the voting of the share capital of any Company, except for proxy and power of attorney instruments executed under the Target Share Option Plan. No Company controls directly or indirectly or has any direct or indirect equity interest in any Person that is not a Subsidiary. Schedule 4.2(a) sets forth a true and complete list of all Shares, as of the Closing Date, that are Section 102 Shares, and all Shares so identified qualify as of such date under Section 102(b)(2) of the Ordinance.

25

(b) Schedule 4.2(b) sets forth a true, correct and complete list of all outstanding Options and other rights, if any, to purchase or receive Shares granted under any of the Target Share Option Plans, any sub-plan thereto or otherwise, and for each such Option and other right (i) the number and type of Shares subject thereto (ii) the terms of vesting (including the extent to which it will become accelerated as a result of this Agreement) and vested status, (iii) the grant and expiration dates, (iv) the exercise price, if applicable, (v) the name of the holder thereof and (vi) whether each such Option was granted and is subject to Tax pursuant to Section 3(i) of the Ordinance or Section 102(b)(2) of the Ordinance and the applicable sub-section of Section 102, and for Options subject to Section 102(b)(2) of the Ordinance, the date of deposit of such Option with the Section 102 Trustee, including with respect to grants prior to July 24, 2012, the date of deposit of the applicable terms of grant with the Section 102 Trustee and with respect to grants following July 24, 2012 the date of deposit of the applicable board or committee resolution and the date of deposit of the option agreement with the Section 102 Trustee. At the Second Closing all then outstanding Options and other rights, if any, to purchase or receive Shares granted under any of the Target Share Option Plans, or sub-plans thereto or otherwise, will be cancelled and cashed out in accordance with Article II and in compliance with the Israeli Option Tax Ruling (or the Interim Option Ruling), applicable Law, the applicable Target Share Option Plan or sub-plan, and all Contracts to which any Company is a party, in each case such that, subject to Buyer’s compliance with the provisions of Section 2.2, no Company shall owe any further right or remedy with respect to any such Options or rights other than in accordance with the Israeli Option Tax Ruling (or the Interim Option Ruling) and the implementation thereof following the Second Closing. Upon the consummation of the Second Closing, no Options or other rights to purchase or receive Shares granted under any of the Target Share Option Plans, or sub-plans thereto or otherwise, will be outstanding.

4.3 Authority. Target has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Target have been duly authorized by all requisite corporate action on its part. This Agreement constitutes the valid and legally binding obligation of Target, enforceable against Target in accordance with the terms of this Agreement, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights.

26

4.4 No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, with or without notice or lapse of time: (a) violate any Law to which any Company or any asset owned or used by any Company is subject; (b) violate any Permit of any Company or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit of any Company; (c) violate any Organizational Document of any Company; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which any Company is a party or by which any Company is bound or to which any asset of any Company is subject or under which any Company has any rights or the performance of which is guaranteed by any Company; (e) cause any Company to have any Liability for any Tax, other than tax withholding obligations in connection with the treatment of Options pursuant to this Agreement or in connection with any other payment made pursuant to this Agreement to any of its employees or service providers; or (f) result in the imposition of any Encumbrance upon any asset owned or used by any Company. Except as set forth on Schedule 4.4, no Company needs to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.

4.5 Financial Statements.

(a) Attached to Schedule 4.5 are the following financial statements (collectively, the “Financial Statements”): (i) complete and accurate copies of audited consolidated balance sheets of the Companies as of December 31 for each of the years 2012 and 2013, and consolidated statements of income, shareholders’ equity and cash flows for each of the fiscal years then ended (except for the consolidated statement of cash flow for the year 2012), together with the notes thereto and the reports thereon of Kesselman & Kesselman, independent certified public accountants; (ii) complete and accurate copies of unaudited and un-reviewed consolidated balance sheet of the Companies as of March 31, 2014 (the “March Balance Sheet”), and unaudited un-reviewed consolidated statements of income, shareholders’ equity and cash flows for the three-month period then ended; (iii) complete and accurate copies of unaudited un-reviewed consolidated balance sheets of the Companies as of June 30, 2014 (the “June Balance Sheet”), and unaudited un-reviewed consolidated statements of income, shareholders’ equity and cash flows for the three- and six-month periods then ended; and (iv) complete and accurate copies of unaudited un-reviewed consolidated balance sheets of the Companies as of July 31, 2014 (the “July Balance Sheet”), and unaudited un-reviewed consolidated statements of income, shareholders’ equity. Each of the Financial Statements has been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby (except as may be explicitly stated therein or in the Auditor Report thereto and the notes thereto), and fairly presents in all material respects the financial position, results of operations and cash flows of the Companies, on a consolidated basis, as at the dates and for the periods indicated; provided, however, that the interim financial statements described in clause (ii) or (iii) above are subject to normal, recurring year-end adjustments (which will not be, individually or in the aggregate, materially adverse) and lack notes (which, if presented, would not differ materially from the notes accompanying the Balance Sheet).

27

(b) Each Company’s books and records (including all financial records, business records, customer lists, and records pertaining to products or services delivered to customers) (i) are complete and correct in all material respects and all transactions to which such Company is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect in all material respects all discounts, returns and allowances granted by such Company with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices in such Company’s industry, (iv) form the basis for the Financial Statements and (v) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of such Company on an accrual basis. All computer-generated reports and other computer output included in such Company’s books and records are complete and correct in all material respects and were prepared in accordance with sound business practices based upon authentic data. Such Company’s management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.

4.6 Absence of Certain Changes. Except as set forth on Schedule 4.6, since the December 31, 2013:

(a) no Company has sold, leased, transferred or assigned any asset, other than for fair consideration in the ordinary course of business;

(b) no Company has experienced any damage, destruction or loss (whether or not covered by insurance) to its property or assets in excess of $10,000;

(c) no Company has entered into any Contract (or series of related Contracts) involving the payment or receipt of more than $50,000 or that cannot be terminated without penalty on less than thirty (30) days’ notice and no Person has accelerated, terminated, modified or canceled any Contract (or series of related Contracts) involving more than $50,000 to which any Company is a party or by which any of them or any of their assets is bound;

(d) no Encumbrance (other than any Permitted Encumbrance and licenses disclosed on Schedule 4.14(d)(ii)) has been imposed upon any asset of any Company;

(e) no Company has made any capital expenditure (or series of related capital expenditures) involving more than $50,000 or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than $50,000;

(f) no Company has issued, created, incurred or assumed any Indebtedness (or series of related Indebtedness) involving more than $50,000 in the aggregate or delayed or postponed the payment of accounts payable or other Liabilities beyond the original due date;

(g) no Company has canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed to it, in any case involving more than $50,000;

28

(h) no Company has issued, sold or otherwise disposed of any of its share capital, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its share capital or declared, set aside, made or paid any dividend or distribution with respect to its share capital (whether in cash or in kind) or redeemed, purchased or otherwise acquired any share capital of any Company or amended any of its Organizational Documents;

(i) no Company has (i) conducted its businesses outside the ordinary course of business consistent with past practices, (ii) made any loan to, or entered into any other transaction with, any of its directors, officers or employees on terms that would not have resulted from an arms-length transaction, (iii) notwithstanding the introductory language to this Section 4.6, since June 30, 2014, entered into any employment Contract or modified the terms of any existing employment Contract, (iv) granted any increase in the base compensation of any of its directors, officers or, except in the ordinary course of business, employees or (v) adopted, amended, modified or terminated any Employee Benefit Plan or other Contract for the benefit of any of its directors, officers or employees;

(j) Except as contemplated by Section 7.1(h), no Company has made, rescinded or changed any Tax election, changed any Tax accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement as described in Code § 7121 (or any corresponding or similar provision of state, local, Israeli or other non-U.S. income Tax law), settled any Tax claim, assessment or Liability, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(k) there has not been any Proceeding commenced nor, to the Knowledge of the Companies, threatened or anticipated relating to or affecting any Company or its businesses or any asset owned or, to the Knowledge of the Companies, used by it;

(l) there has not been (i) any loss of any material customer, distribution channel, sales location or source of supply of raw materials, Inventory, utilities or contract services or the receipt of any notice that such a loss may be pending, (ii) any occurrence, event or incident related to any Company outside of the ordinary course of business or (iii) any material adverse change in the businesses, operations, properties, prospects, assets, liabilities or condition (financial or otherwise) of any Company and no event has occurred or circumstance exists that would reasonably be expected to result in a Material Adverse Effect; and

(m) no Company or Seller Party has agreed or committed to any of the foregoing.

4.7 No Undisclosed Liabilities. To the Knowledge of the Companies, no Company has any Liability (and no basis exists for any Liability), except for (a) Liabilities under executory Contracts that are either listed on Schedule 4.13 or are not required to be listed thereon, excluding Liabilities for any breach of any executory Contract, (b) Liabilities to the extent reflected or reserved against on the July Balance Sheet, (c) current Liabilities incurred in the ordinary course of business since the July Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law), (d) Liabilities of Target owing to Buyer pursuant to the Transaction Documents and (e) Liabilities, listed on Schedule 4.7, of Target owing to any Shareholder pursuant to the Transaction Documents.

29

4.8 Title to and Sufficiency of Assets. Other than as set forth in Schedule 4.8, the Companies have good and marketable title to, or a valid leasehold interest in, every property or asset used by any of them (or by Parent in the course of performance pursuant to the IDT Consulting Services Agreement), located on any of their premises, purported to be owned by any of them, or shown on the July Balance Sheet or acquired by any Company after the July Balance Sheet Date (the “Assets”), free and clear of any Encumbrances except Permitted Encumbrances, except for properties and assets disposed of in the ordinary course of business consistent with past practices since the July Balance Sheet Date and consumable supplies, as defined according to GAAP. The Assets include all tangible and intangible property and assets (other than properties and assets disposed of in the ordinary course of business consistent with past practices and consumable supplies, as defined according to GAAP) necessary for the continued conduct of the Companies’ businesses immediately after the Second Closing in the same manner as conducted prior to the Second Closing. This Section 4.8 does not relate to Intellectual Property or rights thereto, which are dealt with in Section 4.14 below.

4.9 Tangible Personal Property; Condition of Assets. Schedule 4.9 lists all machinery, equipment, parts, tools, fixtures, furniture, office equipment, computer hardware, supplies, motor vehicles, fork-lift trucks and other rolling stock and other items of tangible personal property (other than Inventory) owned or leased by any Company (the “Tangible Personal Property”) and its net book value. To the Knowledge to the Companies, the buildings, plants, structures, Tangible Personal Property and other tangible assets that are owned or leased by any Company are structurally sound, free from material defects, in adequate operating condition and repair and adequate for the uses to which they are being put. None of such buildings, plants, structures, Tangible Personal Property or other tangible assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost to such building, plant, structure, Tangible Personal Property or other tangible asset. All of the tangible assets owned or leased by any Company are located on the Real Property.

4.10 Accounts Receivable. All Accounts Receivable that are reflected on the Balance Sheet, the March Balance Sheet, the June Balance Sheet, the July Balance Sheet or the accounting records of the Companies as of the Second Closing Date represent or will represent valid obligations arising from products or services actually sold by the Companies in the ordinary course of business. Unless paid prior to the Second Closing Date, the Accounts Receivable are and will be as of the Second Closing Date current and collectible in accordance with their terms net of the respective reserves shown on the Balance Sheet, the March Balance Sheet, the June Balance Sheet, the July Balance Sheet and the accounting records of the Companies as of the Second Closing Date, respectively. The foregoing reserves are or will be adequate and calculated consistent with past practices. There is no contest, claim, or right to set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 4.10 contains a list of all Accounts Receivable as of the July Balance Sheet Date, which list sets forth the aging of such Accounts Receivable.

30

4.11 Inventory. The Inventory consists of a quality and quantity usable for its intended purpose and salable in the ordinary course of business consistent with past practices, except for slow-moving and obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the accounting records of the Companies. All Inventory not written off has been valued at the lower of cost or market value. The quantities of each type of Inventory are reasonable in the present circumstances of each Company and are not materially more or less than normal Inventory levels necessary to conduct the businesses of each Company in the ordinary course consistent with past practices. All of the Inventory is located at the Companies’ facilities.

4.12 Real Property.

(a) No Company owns any real property or any buildings, structures or other improvements thereon (or any easements, rights-of-way, water rights, tenements, hereditaments, appurtenances, fixtures or other real property rights appertaining thereto).

(b) Schedule 4.12(b) lists all of the real property and interests therein leased, subleased or otherwise occupied or used by any Company (with all easements and other rights appurtenant to such property, the “Real Property”). For each item of Real Property, Schedule 4.12(b) also lists the lessor, the lessee, the lease term, the lease rate, and the lease, sublease, or other Contract pursuant to which the applicable Company holds a possessory interest in the Real Property and all amendments, renewals, or extensions thereto (each, a “Lease”). The leasehold interest of a Company with respect to each item of Real Property is free and clear of any Encumbrances, except Permitted Encumbrances. No Company is a sublessor of, or has assigned any lease covering, any item of Real Property. Leasing commissions or other brokerage fees due from or payable by any Company with respect to any Lease have been paid in full.

(c) The Real Property constitutes all interests in real property currently used in connection with the businesses of the Companies. The Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except (i) those that in the aggregate do not impair the current use, occupancy, value or marketability of title to the Real Property, (ii) as set forth in Schedule 4.12(c) and (iii) with respect to each item of Real Property, as set forth in the Lease relating to such item. All buildings, plants, structures and other improvements owned or used by any Company lie wholly within the boundaries of the Real Property and do not encroach upon the property, or otherwise conflict with the property rights, of any other Person. To the Knowledge of the Companies, the Real Property complies with all Laws, including zoning requirements. No Company has received any notifications from any Governmental Body or insurance company recommending improvements to the Real Property or any other actions relative to the Real Property. Target has Made Available to Buyer a copy of each deed and other instrument (as recorded) by which any Company acquired any Real Property and a copy of each title insurance policy, opinion, abstract, survey and appraisal relating to any Real Property. No Company is a party to or bound by any Contract (including any option) for the purchase or sale of any real estate interest or any Contract for the lease to or from any Company of any real estate interest not currently in possession of any Company.

31

4.13 Contracts.

(a) Schedule 4.13 lists the following Contracts to which any Company is a party or by which any Company is bound or to which any asset of any Company is subject or under which any Company has any rights or the performance of which is guaranteed by any Company (collectively, with the Leases, Licenses and Insurance Policies, the “Material Contracts”): (i) each Contract (or series of related Contracts) (x) that involves delivery or receipt of products or services by any Company and which involves payment by a Company of at least $50,000 during 2013 or is expected to involve a payment by a Company of at least $50,000 in 2014, (y) that involves expenditures or receipts by any Company which involves payment by or of any Company of at least $50,000 during 2013 or is expected to involve a payment by or of any Company of at least $50,000 in 2014 or (z) that was not entered into in the ordinary course of business; (ii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property, including each Lease and License, other than off-the-shelf licenses entered into in the ordinary course of business; (iii) each licensing agreement or other Contract with respect to Intellectual Property, including any agreement with any current or former employee, consultant or contractor regarding the appropriation or non-disclosure of any Intellectual Property; (iv) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees; (v) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or Liabilities with any other Person; (vi) each Contract containing any covenant that purports to restrict the business activity of any Company or limit the freedom of any Company to engage in any line of business or to compete with any Person; (vii) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods; (viii) each power of attorney; (ix) each Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by any Company to be responsible for consequential, incidental or punitive damages; (x) each Contract (or series of related Contracts) for capital expenditures in excess of, or expected to be in excess of, $50,000; (xi) each written warranty, guaranty or other similar undertaking with respect to contractual performance other than in the ordinary course of business; (xii) each Contract for Indebtedness; (xiii) each employment or consulting Contract; (xiv) each Contract to which any Seller Party or any Shareholder or any Related Person of any Seller Party or any Shareholder is a party or otherwise has any rights, obligations or interests; and (xv) each Contract not terminable without penalty on less than six months’ notice. Schedule 4.13 also lists each Contract (or series of related Contracts) to which any Company is a party or by which any Company is bound or to which any asset of any Company is subject or under which any Company has any rights or the performance of which is guaranteed by any Company (x) that involves delivery or receipt of products or services by any Company and which involves payment by a Company of less than $50,000 during 2013 and is expected to involve a payment by a Company of less than $50,000 in 2014 or (y) that involves expenditures or receipts by any Company which involves payment by or of any Company of less than $50,000 during 2013 and is expected to involve a payment by or of any Company of less than $50,000 in 2014.

32

(b) Target has Made Available to Buyer a correct and complete copy of each written Material Contract and a written summary setting forth the material terms and conditions of each other Material Contract which was not Made Available to Buyer. Each Material Contract, with respect to the Companies, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Second Closing Date, provided that nothing herein shall be deemed a representation or covenant of the Companies that any of the Material Contracts between Target and any customers or resellers will not be terminated by a customer or reseller as a result of the entry of the Companies into the Transactions. Other than as set forth in Schedule 4.13, each Material Contract, with respect to the other parties to such Material Contract, to the Knowledge of the Companies, is legal, valid, binding, enforceable, in full force and effect and will, notwithstanding the consummation of the Transactions, continue to be so on substantially the same terms following the Second Closing Date. No Company is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under any Material Contract. To the Knowledge of the Companies, no other party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under any Material Contract. No party to any Material Contract has repudiated any provision of any Material Contract.

4.14 Intellectual Property.

(a) Each Company owns or has the right to use pursuant to an In License all Intellectual Property necessary or prudent for the operation of the business of such Company as presently conducted. Each item of Intellectual Property owned, licensed or used by any Company immediately prior to the Second Closing will be owned, licensed or available for use by such Company on identical terms and conditions immediately following the Second Closing. Each Company has taken all reasonably necessary and prudent action to maintain and protect each item of Intellectual Property that it owns, licenses or uses. Each Company owns or has a valid license to the Intellectual Property necessary and sufficient to enable Buyer to conduct the business of the Companies immediately following the Closing in the ordinary course of business as it was conducted in the 12 months prior to the Closing. There has been no disclosure to third parties or misappropriation of any trade secrets of any Company in a manner that has resulted or is reasonably likely to result in the loss of any Company’s trade secrets. Each item of Intellectual Property owned, licensed or used by any Company is valid and enforceable and otherwise fully complies with all Laws applicable to the enforceability thereof.

(b) No Company has violated or infringed upon or otherwise come into conflict with any Intellectual Property of third parties. No Company has received any notice alleging any such violation, infringement or other conflict. To the Knowledge of the Companies, no third party has infringed upon or otherwise come into conflict with any Intellectual Property of any Company.

33

(c) Schedule 4.14(c) identifies each patent or registration (including copyright, trademark and servicemark) that has been issued to any Company (whether active and in force or abandoned, lapsed, canceled or expired) with respect to any of its Intellectual Property, identifies each patent application or application for registration (whether pending, abandoned, lapsed, canceled or expired) that any Company has made with respect to any of its Intellectual Property, and identifies each license, agreement or other permission that any Company has granted to any third party (whether active and in force or terminated, canceled or expired) with respect to any of its Intellectual Property. Target has Made Available to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (or, if oral, written summaries thereof) and have Made Available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 4.14(c) also identifies registered trademarks owned by the Company and each trade name or unregistered trademark or service mark used by any Company. With respect to each item of Intellectual Property required to be identified in Schedule 4.14(c): (i) the Companies possess all right, title and interest in and to the item, free and clear of any Encumbrance; (ii) the item is not subject to any Order; (iii) no Proceeding is pending or, to the Knowledge of the Companies, is threatened or anticipated that challenges the legality, validity, enforceability, use or ownership of the item; and (iv) no Company has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item, other than indemnification pursuant to the terms of the Out Licenses. Schedule 4.14(c) also accurately identifies and describes each filing, payment, and action that should be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each patent, patent application, registered trademark or trademark registration application in full force and effect.

(d) Schedule 4.14(d)(i) identifies each item of Intellectual Property that any Person other than a Company owns and that any Company uses pursuant to license, agreement or permission (an “In-License”). With respect to each item of Intellectual Property required to be identified in Schedule 4.14(d)(i): (x) to the Knowledge of the Companies, such item is not subject to any Order; (y)to the Knowledge of the Companies, no Proceeding is pending or is threatened or anticipated that challenges the legality, validity or enforceability of such item; and (z) no Company has granted any sublicense or similar right with respect to the In-License relating to such item. Schedule 4.14(d)(ii) sets forth all licenses and other Contracts pursuant to which any Company has licensed or otherwise granted any rights under any Technology or Intellectual Property that is or was owned by any Company (each, an “Out-License”). No Company has (i) transferred ownership of any Intellectual Property or (ii) except pursuant to licenses listed on Schedule 4.14(d)(ii), granted (and is not obligated to grant) to any other Person any license of or other right to use any Intellectual Property that, in either case (i) or (ii), is or was Intellectual Property owned by any Company or authorized any other Person to retain any right to use any Intellectual Property owned by any Company.

(e) Each Company has secured all Intellectual Property Rights (including valid and enforceable written assignments) from any developer, consultant, or contractor who has created any material portion of, or otherwise has any rights in or to, any Intellectual Property or product of any Company, Technology, or service of any Company, and each Company has provided true and complete copies of all such written assignments to Buyer.

34

(f) Other than as set forth in Schedule 4.14(f), no parties other than any Company possess any current or contingent rights of any kind to any source code included in any product (other than such portions of the product that are incorporated pursuant to In Licenses), Technology or service of any Company, nor has any Company granted any current or contingent rights of any kind to any source code that is owned by any Company.

(g) No Company has any obligation to perform services for any third party other than (i) customer support and maintenance services for those customers set forth on Schedule 4.14(g)(i) and (ii) professional services for those customers set forth on Schedule 4.14(g)(ii).

(h) Except as set forth in Schedule 4.14(h), none of the software used or distributed in connection with any Company Technology, product or service (including any Company software under development) is, in whole or in part, governed by a Reciprocal License. No Company has distributed or published to any third party any Company software or software used in any Company Technology, product, or service (including Company software under development) that is governed by a Reciprocal License.

(i) All material software required for the operation of the business of each Company performs in all material respects in conformance with the purposes and functionality for which it is intended. No Company customer Contract requires any Company to maintain a disaster recovery plan to safeguard its customers’ information in the event of a disaster. Each Company has made back-ups of all material software and data of such Company that cannot be easily recreated or restored, and has arranged for such back-ups at a secure location.

(j) No Company is a member of any standards organization (including any similar organizations, such as special interest groups, forums, consortia, or associations). No Company has participated in any standards-setting activities that would affect the proprietary nature of any Company’s Intellectual Property or restrict the ability of any Company to enforce, license or exclude others from using or licensing any Intellectual Property of any Company. No Company is obligated to license or otherwise make available any Intellectual Property to any forum, consortium, standards body, or similar entity. No Company has made any submission or contribution to, and is not subject to any License or other Contract with, any standards bodies or other entities for a determination of essentiality to or inclusion in an industry standard or that would obligate any Company to grant licenses or other rights to, or otherwise impair its control of, any Intellectual Property, Technology or Company products, nor has any third-party request been made for such licenses or other rights in connection with the activities of or any participation in any forum, consortium, standards body, or similar entity.

(k) Other than as set forth in Schedule 4.14(k), no Company is subject to, and the Transactions will not give rise to, any Company obligations of exclusivity (including exclusive license rights granted by any Company to any third party in any Company’s Intellectual Property or other exclusivity grants), covenants not to sue, noncompetition or nonsolicitation obligations, rights of first refusal, rights of parity of treatment, most favored nation status, rights of first negotiation, or other material restrictions on the operation of any Company’s business.

35

(l) Other than as set forth in Schedule 4.14(l), the Transactions will not give rise to or cause under any agreements relating to any Company’s Intellectual Property (i) a right of termination under, or a breach of, any such agreement, or any loss or change in the rights or obligations of Company under any such agreement, (ii) an obligation to pay any royalties or other amounts to any third Person in excess of those that any Company is otherwise obligated to pay absent the Transactions, (iii) Buyer’s granting to any third party any right to or with respect to any of Buyer’s Intellectual Property; or (iv) any other change in the rights or obligations or any other party to such agreement with regard to payment, services, assignment, termination, or the Intellectual Property of any Company.

(m) No Intellectual Property, Technology, or product or service of any Company is subject to any Order, action, settlement, or “march in” right or similar right that restricts, or that could reasonably be expected to restrict, in any manner the use, transfer or licensing of any Intellectual Property by any Company. No Intellectual Property, Technology, or product or service of any Company is subject to any restriction, constraint, control, supervision or limitation as a result of (i) the receipt or use by any Company, or any of its respective current or former directors, officers, employees, independent contractors and consultants of any funding, facilities, personnel or support from any Governmental Body, foundation or any public or private university, college, or other educational institution or research center in the development of any Intellectual Property, Technology, or product or service of any Company, or (ii) the involvement in, contribution to, or creation or development of any Intellectual Property, Technology, or product or service of any Company by any current or former director, officer, or independent contractor of or consultant to any Company who performed services for or held any position with any Governmental Body, foundation or any public or private university, college, or other educational institution or research center.

(n) Each Company takes reasonable precautions, consistent with its internal policies and procedures and, in compliance with all Laws, to protect personally identifiable information (as defined in NIST Special Publication 800-122) (“PII”) provided by its customers from unauthorized disclosure or use. Each Company is in material compliance with the terms of all Contracts, including privacy policies, relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of PII. No Company has received notice of any Loss relating to any Company’s information privacy or data security practices, including with respect to the access, disclosure or use of personal information maintained by or on behalf of any Company, and to the Knowledge of the Companies, no Person (including any Governmental Body) has conducted any investigation or inquiry with respect thereto.

36

(o) Schedule 4.14(o) lists all the software, equipment and information systems (“Information Systems”) owned, licensed, leased or controlled by any Company that are material to the operation of the business of any Company or the business of any Company’s customers other than off the shelf products. If such Information Systems are operated or hosted by an outsourcer or other third-party provider, the identity and contact information for such third-party provider is disclosed on Schedule 4.14(o). None of the Information Systems depend upon any technology or information of any third party (other than the Internet). Such Information Systems are sufficient for the conduct of each Company’s business as currently conducted and as anticipated to be conducted by Buyer. Each Company uses reasonable means, consistent with state of the art generally available to the public, to protect the security and integrity of all such Information Systems. Each Company’s use of any software or Information Systems does not exceed the scope of the rights granted to such Company with respect thereto, including any applicable limitation upon the usage, type or number of licenses, users, hardware, time, services or systems.

4.15 Tax.

(a) Each Company has timely filed with the appropriate Governmental Body all Tax Returns that such Company was required to have filed under Law. All Tax Returns filed by each Company are true, correct and complete in all material respects. All Taxes owed (or required to be remitted) by any Company (whether or not shown or required to be shown on any Tax Return) have been timely paid to the appropriate Governmental Body. No written, or, to the Knowledge of the Companies, any other, claim has been made by any Governmental Body in a jurisdiction where any Company does not file Tax Returns that such Company is or may be subject to the payment, collection or remittance of any Tax of that jurisdiction or is otherwise subject to taxation by that jurisdiction. There are no Encumbrances or liens on any of the assets of the Companies that arose in connection with, or otherwise relate to, any failure (or alleged failure) to pay any Tax. Schedule 4.15(a) (i) contains a list of all states, territories and other jurisdictions (whether domestic or foreign) in which any Company has filed a Tax Return with respect to which the applicable statute of limitations has not yet expired, (ii) identifies those Tax Returns that have been audited, (iii) identifies those Tax Returns that currently are the subject of audit, (iv) lists all Tax rulings and similar determinations requested or received by any Company or Seller, (v) identifies those Tax Returns that are due to be filed within 90 days after the date hereof and (vi) contains a complete and accurate description of all material Tax elections that were made by or on behalf of any Company. Target has Made Available to Buyer true, correct and complete copies of all Tax Returns filed by, and all examination reports, and statements of deficiencies assessed against or agreed to by, any Company with respect to which the applicable statute of limitations has not yet expired.

(b) Each Company has withheld or collected, and timely paid to the appropriate Governmental Body, all Taxes required to have been withheld or collected and remitted, and complied in all material respects with all information reporting and back-up withholding requirements, and has maintained all required records with respect thereto, in connection with amounts paid or owing to any employee, customer, creditor, shareholder, independent contractor, or other third party.

37

(c) No audit or examination concerning Taxes is currently in progress with respect to any Company or is now pending. To the Knowledge of the Company, there is no basis for any Governmental Body to, and no Seller Party or director or officer (or employee responsible for Tax matters) of any Company expects any Governmental Body to assess any additional Taxes for any period. There is no dispute or claim concerning any Liability for Taxes paid, collected or remitted (or to be paid, collected or permitted) by any Company either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller or any Company or director or officer (or employee responsible for Tax matters) of Seller or any Company actually knows or reasonably should be expected to know.

(d) No Company has waived any statute or period of limitations with respect to any Tax or agreed, or been requested by any Governmental Body to agree, to any extension of time with respect to any Tax. No extension of time within which to file any Tax Return of any Company has been requested, granted or currently is in effect.

(e) No Company has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under any provision of state, local or foreign Tax law because the payment is deemed to be excessive employee remuneration or payable in connection with a change of control of any Company. Fabrix.tv has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Each Company has disclosed on its income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax. No Company is a party to any Tax allocation, sharing, reimbursement or similar agreement. No Company has been a member of any Affiliated Group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was Target). No Company has any Liability for Taxes of any Person (other than any Company) as a transferee or successor, by Contract, or otherwise.

(f) The unpaid Taxes of the Companies (i) did not, as of the July Balance Sheet Date, exceed the reserve for Liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the July Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Second Closing Date in accordance with the past custom and practice of the Companies in filing their Tax Returns. Since the July Balance Sheet Date, no Company has incurred any Liability for Taxes outside the ordinary course of business.

(g) No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Second Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Second Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Second Closing Date; or (iii) prepaid amount outside the ordinary course of business received on or prior to the Second Closing Date.

(h) No Company is subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of (i) having a permanent establishment within the meaning of an applicable tax treaty or an office or fixed place of business or (ii) having a source of income in that jurisdiction.

38

(i) Schedule 4.15(i) sets forth the following income Tax information as of the most recent practicable date: (A) the basis of each Company in its assets; (B) the basis of the any Company in the capital stock of any other Company (or the amount of any excess loss account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, or excess charitable contribution of any Company; and (D) the amount of any deferred gain or loss of any Company arising out of any intercompany transaction. There are no limitations on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of any Company under applicable Tax law.

(j) Each Target Share Option Plan that is intended to qualify as a capital gains route plan under Section 102(b)(2) of the Ordinance (a “102 Plan”) has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. Except as set forth in Schedule 4.15(j), all Section 102 Securities which were issued under any 102 Plan were and are currently in compliance with the applicable requirements of Section 102(b)(2) of the Ordinance (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant of Section 102 Options only following the lapse of the required 30 day period from the filing of the 102 Plan with the ITA, the receipt of the required written consents from the option holders, the appointment of an authorized trustee to hold the Section 102 Securities, and the due deposit of such Section 102 Securities with such trustee pursuant to the terms of Section 102, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, as applicable.

(k) Schedule 4.15(k) sets forth all Tax exemptions, Tax holidays or other Tax reduction or incentives agreements or arrangements applicable to each Company (collectively, “Tax Holidays”). Each Company has made available to Buyer all documentation relating to such Tax Holidays. Each Company is in compliance with the requirements for any of such Tax Holidays and none of the Tax Holidays will be jeopardized by the transaction contemplated in this Agreement.

(l) Other than as set forth in Schedule 4.15(l), the prices and terms for the provision of any property or services by or to any Company are at arm’s length for purposes of the relevant transfer pricing Laws and all related documentation if required by such Laws has been timely prepared or obtained and, if necessary, retained. Each Company complies, and has always been compliant with the requirements of Section 85A of the Ordinance and the regulations promulgated thereunder in all material respects.

(m) No Company is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2.

39

(n) No Company participates, and none have ever participated or engaged in any transaction listed in Section 131(g) of the Ordinance and the Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder.

(o) No Company is, and none have ever been, a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(p) Each Company is duly registered for the purposes of Israeli value added tax and has complied in all respects with all requirements concerning value added Taxes (“VAT”). Except as set forth in Schedule 4.15(p), no Company has made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it. Each Company has collected and timely remitted to the relevant Tax Authority all output VAT which it is required to collect and remit under any Law; and (iii) has not received a refund for input VAT for which such Company is not entitled under any Law.

4.16 Legal Compliance.

(a) Each Company is, and since January 1, 2011 has been, in compliance in all material respects with all Laws and Permits. No Proceeding is pending, nor since January 1, 2011 has been filed or commenced, against any Company alleging any failure to comply with any Law or Permit. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation, in any material respects, by any Company of any Law or Permit. No Company has received any written notice or other communication from any Person regarding any actual, alleged or potential violation by any Company of any Law or Permit or any cancellation, termination or failure to renew any Permit held by any Company. Schedule 4.16(a) contains a complete and accurate list of each Permit held by any Company or that otherwise relates to the business of, or any asset owned or used by, any Company. Each listed Permit is valid and in full force and effect. Each listed Permit is renewable for no more than a nominal fee and, to the Knowledge of the Companies, there is no reason why such Permit will not be renewed. The Permits listed on Schedule 4.16(a) constitute all of the Permits necessary to allow each Company to lawfully conduct and operate its businesses as currently conducted and operated and to own and use its assets as currently owned and used.

(b) None of the Companies nor any of their respective Representatives while retained by any Company or any other Person acting on behalf of any such Person have, with respect to the business of any Company, (1) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity (2) made any unlawful payment to any government official or employee or any political party or campaign or violated any provision of the Israeli Penal Code, 1977, U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2011 or the Organization for Economic Co-operation and Development’s (OECD) Convention on Combating Bribery of Foreign Public Officials in Business Transactions or any other Law applicable to the conduct of business with Governmental Authorities (collectively, “Anti-bribery Laws”), (3) created or used any “off book” bank or cash account or “slush fund”, (4) in conjunction with the development or anticipated exploitation of any Company’s products or services or the operation of any Company business, violated or failed to comply in any material respect with any applicable Law related to the sale, marketing, promotion or export of goods, or (5) made any false or fictitious entry on the books and records of any Company or made any bribe, rebate, payoff, kickback or other unlawful payment of any nature using corporate funds or on behalf of any Company. Target has Made Available to Buyer correct and complete copies of each arrangement in effect, if any, as of the Agreement Date between any Company, on the one hand, and any foreign sales agent or foreign sales representative thereof, on the other hand.

40

(c) Schedule 4.16(c) identifies each Governmental Grant (including with respect to “approved enterprise”, “benefited enterprise” or preferred enterprise” status) that has been or is provided or available or applicable to any Company. Except as set forth on Schedule 4.16(c), no Company has ever received any Governmental Grant. Target has Made Available to the Buyer accurate and complete copies of: (i) all applications and correspondence submitted by any Company to the Israeli Investment Center of the Israeli Ministry of Economy or the OCS, if any; and (ii) all certificates of approval and letters of approval (and supplements thereto) granted to any Company by the Investment Center or the OCS, if any. Except for undertakings set forth in such letters of approval and the undertakings, obligations and duties under Law, there are no undertakings of any Company given in connection with any Governmental Grant. Each Company is in compliance in all material respects with the terms, conditions, requirements and criteria of all Governmental Grants set forth or required to be set forth on Schedule 4.16(c), and has duly fulfilled all conditions, undertakings and other obligations relating thereto.

(d) Schedule 4.16(d) sets forth, with respect to each Governmental Grant: (i) the total amount of the benefits received by any Company under such Governmental Grant, if applicable, the total amount of the benefits available for future use by any Company under such Governmental Grant and, if applicable, the outstanding royalty obligations of each Company under each Governmental Grant; (ii) the time period in which any Company will be entitled to receive, benefits under such Governmental Grant, subject to Target further compliance with all applicable Law and regulation relating to such Grant and with all applicable terms and conditions of such Governmental Grant, and (iii) any Governmental Grant consisting of a Tax incentive (other than incentives generally available by operation of Law without application or action by any Governmental Body). To the Knowledge of the Companies, no event has occurred, and no circumstance or condition exists, that would or that could reasonably be expected to give rise to: (A) the annulment, revocation, withdrawal, suspension, cancellation, recapture or modification of any Governmental Grant; (B) the imposition of any limitation on any Governmental Grant or any benefit available in connection with any Governmental Grant; or (C) a requirement that any Company return or refund any benefits provided under any Governmental Grant. No Consent of any Governmental Body or other Person is required to be obtained prior to the consummation of the transactions contemplated hereunder in order to preserve the entitlement of any Company to any Governmental Grant listed or required to be listed on Schedule 4.16(d) or to avoid any increase in royalty rates or amounts incurred by any Company under any such Governmental Grant or other change in the terms and conditions applicable to any Company under any such Governmental Grant. No Governmental Grant imposes any restriction on the use of any Company of any Intellectual Property developed directly or indirectly under such Governmental Grant or gives the grantor of such Governmental Grant any rights in any such developed Intellectual Property other than pursuant to the express provisions of the certificates of approval of the Governmental Grants set forth in on Schedule 4.16(d) or the Israeli Encouragement of Industrial Research and Development Law 5744-1984 (including all rules and regulations promulgated thereunder).

41

(e) Each Company has at all times conducted its export transactions in all material respects in accordance with (1) all U.S. International Trade Laws and (2) all other applicable import/export controls in other countries in which any Company business. Without limiting the foregoing:

(i) Each Company has obtained all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Body required for (1) the export, import and re-export of any Company’s products, services, software and technologies and (2) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(ii) Each Company is in material compliance with the terms of all applicable Export Approvals;

(iii) There are no pending or, to the Knowledge of the Companies, threatened claims against any Company with respect to such Export Approvals;

(iv) To the Knowledge of the Companies, there are no actions, conditions or circumstances pertaining to any Company export transactions that may give rise to any future claims;

(v) No Export Approvals are required in connection with the Transactions, or such Export Approvals can be obtained expeditiously without material cost; and

(vi) Schedule 4.16(e) sets forth a correct and complete list of export control classifications applicable to any of the Companies’ products, services, software and technologies.

(f) Except as set forth in Schedule 4.16(f), the Companies’ business as currently conducted and proposed to be conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under Israeli Law, and the Companies’ business as currently conducted does not require any Company to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 5734-1974, or from the Israeli Ministry of Economy pursuant to the Defense Export Control Law, 5767-2007, or under any other legislation regulating the development, commercialization or export of technology.

42

4.17 Litigation. There is no Proceeding pending or, to the Knowledge of the Companies, threatened or anticipated relating to or affecting (a) any Company or its businesses or any asset owned or used by it or (b) the Transactions. To the Knowledge of the Companies, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. The Proceedings listed in Schedule 4.17 have not resulted in and are not reasonably likely materially affect any Company. There is no outstanding Order to which any Company or any asset owned or used by it is subject. Schedule 4.17 lists all Proceedings pending at any time since January 1, 2011 in which any Company has been named as a defendant (whether directly, by counterclaim or as a third-party defendant) and all Proceedings pending at any time since January 1, 2011 in which any Company has been a plaintiff. Schedule 4.17 lists all Orders in effect at any time since January 1, 2011 to which any Company has been subject or any asset owned or used by any Company is subject.

4.18 Product and Service Warranties. Each product manufactured, sold, leased or delivered and each service provided by any Company has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties. No Company has had any Liability (and there is no basis for any present or future Proceeding against any Company that could give rise to any Liability) for replacement or repair of any such product or service or other damages in connection therewith, subject only to any reserve for warranty claims set forth on the face of the July Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time in accordance with the past custom and practice of the Companies. No product manufactured, sold, leased or delivered or any service provided by any Company is subject to any guaranty, warranty or indemnity beyond the applicable terms and conditions of sale, lease or license, governing the sale, lease or license of such product or provision of such service. Attached to Schedule 4.18 are copies of the standard terms and conditions of sale or lease for each of the Companies (containing applicable guaranty, warranty and indemnity provisions). No Company has had any Liability (and, to the Knowledge of the Companies, there is no basis for any present or future Proceeding against any Company that could give rise to any Liability) arising out of any injury to any individual or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered or any service provided by any Company.

4.19 Environmental. Each Company has at all times complied with and is now in compliance with all Environmental Laws. Each Company has obtained and complied with, and is in compliance with, all Permits that are required pursuant to any Environmental Law for the occupation of its facilities and the operation of its businesses. All such required Permits are set forth on Schedule 4.19 and all such Permits are valid, effective, and in force. No Company has received any written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Law, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Law. None of the following exists at any property or facility currently owned or operated by any Company and none of the following existed at any property or facility previously owned or operated by any Company at or before the time such Company ceased to own or operate such property or facility: (a) underground storage tanks, (b) asbestos-containing material in any form or condition, (c) materials or equipment containing polychlorinated biphenyls, or (d) landfills, surface impoundments or disposal areas. No Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance) in a manner that has given or would give rise to any Liability, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Law. Neither this Agreement nor the Transactions will result in any Liability for site investigation or cleanup, or notification to or Consent of any Person, pursuant to any “transaction-triggered” or “responsible property transfer” Environmental Laws. No Company has, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law. No facts, events or conditions relating to the past or present facilities, properties or operations of any Company will prevent, hinder or limit continued compliance with any Environmental Law, give rise to any investigatory, remedial or corrective obligations pursuant to any Environmental Law, or give rise to any other Liabilities pursuant to any Environmental Law, including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

43

4.20 Employees.

(a) Schedule 4.20(a) contains a list of all current employees of any Company (“Company Employees”) and correctly reflects: (i) their name and dates of hire; (ii) their position, full-time or part-time status, including each Company Employee’s classification as either exempt or non-exempt from the overtime requirements under any applicable Law; (iii) their monthly base salary or hourly wage rate, as applicable; (iv) any other compensation payable to them maintained or contributed to or with respect to which any potential liability is borne by any Company (whether now or in the future) including housing allowances, compensation payable pursuant to bonus (for the current fiscal year and the most recently completed fiscal year), deferred compensation or commission arrangements, overtime payment, vacation entitlement and accrued vacation or paid time-off balance, travel pay or car maintenance or car entitlement, sick leave entitlement and accrual, recuperation pay entitlement and accrual, shares and any other incentive payments, entitlement to pension arrangement and/or any other provident fund (including manager’s insurance, pension fund and education fund), their respective contribution rates (by percentage) and the salary basis for such contributions, whether such employee, is subject to Section 14 Arrangement under the Israeli Severance Pay Law - 1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of their employment and on the basis of their entire salary) and notice period entitlement; (v) for each non-U.S. employee, the city/country of employment, citizenship, date of hire, manager’s name and work location and any material special circumstances (including pregnancy, leave of absence period, disability or military service) and (vi) any promises or commitments made to any of the Company Employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits listed on Schedule 4.20(a). Other than their salary, the Company Employees are not entitled to any payment or benefit that may be reclassified as part of their determining salary for all intent and purposes, including for the social contributions. No Person has accepted an offer of employment made by any Company but has not yet started his or her employment with such Company.

44

(b) Schedule 4.20(b) contains a list of all current independent contractors of any Company (“Company Contractors”) and, for each Company Contractor, such individual’s current compensation and benefits, the initial date of such individual’s engagement, the term of the engagement, prior notice entitlement and whether such engagement has been terminated by written notice by either party thereto. All Company Contractors and any former independent contractors of the Companies were rightly classified as Company Contractors and all such Person’s agreements do not create employer-employee relations between such Persons and any Company. No Company has, or has ever had, any Liability with respect to any misclassification of any Person (including the Company Contractors) as an independent contractor. Except as set forth on Schedule 4.20(b), no Company engages any personnel through any manpower or employee placement agencies. To the Knowledge of the Companies, no Company Contractor has a basis for a claim or any other allegation that such Person was not rightly classified as an independent contractor.

(c) Except as set forth on Schedule 4.20(c), each Company is in compliance in all respects with all Law respecting employment, termination of employment, enforcement of labor laws, discrimination in employment, sexual harassment and other harassments, terms and conditions of employment, notice to employees regarding employment terms, employee benefits, worker classification (including the proper classification of workers as Company Contractors), engagement of Company Contractors (including catering, security and cleaning services), wages, pay slips, hours of work, overtime hours and overtime classification, working during rest days, social and pension contribution and occupational safety and health and employment practices, immigration. No Company is, or ever was, engaged in any unfair labor practice. No Company is liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. Each Company has timely paid in full to all Company Employees and Company Contractors all wages, salaries, commissions, bonuses, benefits (including social and pension contribution) and other compensation due to or on behalf of such Company Employees and Company Contractors. No Company is liable for any payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against any Company, under any workers compensation plan or policy or for long term disability. There is not, and has never been, to the Knowledge of the Companies any investigation, or other Proceeding initiated by any Governmental Body, against or involving any Company in connection with its labor practices. There are no disputes or demands pending or, to the Knowledge of the Companies, threatened, between any Company and any of its current or former Company Employees or Company Contractors, which disputes or demands have or would reasonably be expected to result in a Proceeding before any Governmental Body. To the Knowledge of the Companies, there are no matters that would reasonably be expected to give rise to disputes between any Company and any of its current or former Company Employees or Company Contractors.

45

(d) All former and current Company Contractors who contributed to Intellectual Property of any Company and all former and current Company Employees have signed agreements with a Company (either an employment agreement or a services agreement and also a confidentiality, non-competition and/or inventions assignment agreements and with respect to such former and current Company Contractors, a confidentiality and/or inventions assignment agreements) and no such Person is engaged by any Company without a written contract.

(e) No Company is or ever has been a party to or bound by any collective bargaining agreement or other labor union Contract. No collective bargaining agreement is being negotiated by any Company. No Company has any duty to bargain with any labor organization. No Company is subject to, and no Company Employee benefits from, any extension order (tzavei harchava), except for extension orders which generally apply to either (i) all employees in Israel or (ii) all employees in Israel in the industry in which any Company operates, and there are no labor organizations representing, and to the Knowledge of the Companies there are no labor organizations purporting to represent or seeking to represent any Company Employees. To the Knowledge of the Companies, there are no activities or proceedings of any labor union or to organize Company Employees. There is no, and has never been, any labor dispute, strike or work stoppage against any Company whether in the past or now pending or, to the Knowledge of the Companies, threatened that may interfere with the conduct of the business of any Company. Neither any Company nor, to the Knowledge of the Companies, any Company’s Representatives (in their capacity as such), has committed any unfair labor practice in connection with the conduct of the business of the Companies as conducted. There is no, and has never been any, charge or complaint against any Company by the National Labor Relations Board or any comparable Governmental Body pending or, to the Knowledge of the Companies, threatened. Except as set forth on Schedule 4.20(e), since January 1, 2013, no Company Employee has been dismissed. No Company is, or was ever, a member of any employers’ association or organization. No Company has ever paid, is required to pay, or has ever been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. No Company has any unsatisfied obligations of any nature due to any of its former employees or Company Contractors, and their termination was in compliance in all material respects with all material Laws and Contracts.

(f) To the Knowledge of the Companies, no Company Employee is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer or any other Person relating to the right of any such Company Employee to be employed by any Company because of the nature of the business of any Company or to the use of trade secrets or proprietary information of others. To the Knowledge of the Companies, no Company Contractor is in violation of any term of any non-competition agreement or any restrictive covenant to a former employer or any other Person relating to the right of any such Company Contractor to provide services to any Company because of the nature of the business of any Company or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 4.20(f), no Company Employee has given notice to any Company and, to the Knowledge of the Companies, no Company Employee intends to terminate his or her employment with any Company. Except as set forth on Schedule 4.20(f), (i) the employment of each of the Company Employees is “at will” (except for non-U.S. employees of any Company located in a jurisdiction that does not recognize the “at will” employment concept) and (ii) no Company has any obligation to provide more than one month’s prior written notice before terminating the employment of any Company Employee. No Company has and no other Company Representative (in his/her capacity as such) has, (i) entered into any Contract that obligates or purports to obligate Buyer or any Company to make an offer of employment or engagement to any present or former employee of any Company or any Company Contractor and/or (ii) promised or otherwise provided any assurances (contingent or otherwise, whether written or not) to any present or former employee of any Company or any Company Contractor of any terms or conditions of employment with Buyer or any Company following the Second Closing.

46

(g) No Company currently engages, or has ever engaged, any employee or Company Contractor, whose employment or engagement requires any special Permit.

(h) No Company has any U.S. Employees. All U.S. workers providing services to any Company are independent contractors and/or consultants that have been properly classified as independent contractors for purposes of Law, including Law applicable to employment matters. No Company is a joint employer of such U.S. workers for purposes of Law. As of the Second Closing Date, Buyer will have no Liability with respect to, or arising from, any agreement or arrangement whereby such U.S. workers have provided services to any Company.

4.21 Employee Benefits.

(a) Schedule 4.21(a) contains a list with respect to each Company Employee of each of the following: (i) all offer letters, (ii) all employment agreements and severance agreements, (iii) all services agreements and agreements with Company Contractors, (iv) all confidentiality, non-competition or inventions agreements between Company Employees and Company Contractors and any Company, (v) the most current management organization chart(s), (vi) a schedule of bonus or other commitments made to Company Employees and Company Contractors, (vii) accurate and complete list of all employee manuals and handbooks, all Company policies and guidelines with regard to engagement terms and procedures and other material documents relating to the engagement of Company Employees and Company Contractors and (viii) a written summary of all unwritten policies, practices and customs of each Company. A copy of each item listed or required to be listed on Schedule 4.21(a) has been Made Available to Buyer.

(b) Except as set forth on Schedule 4.21(b), none of the execution, delivery and performance of this Agreement, the consummation of the Transactions, any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any payment or benefit (including severance (other than the payment of statutory severance pay when it is required under Israeli Law), unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee or director of any Company, or Company Contractor (other than payment of a portion of the Purchase Price to any such current or former employee or director of any Company, or Company Contractor with respect to Shares and Options held by them as of the Second Closing), (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee or director of any Company or Company Contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any outstanding loans made by any Company to any Person. No Company expects any claim to be brought by any Company Employee or Company Contractor for compensation on termination of employment or services.

47

(c) Without limiting any of the above representations, each Company’s Liability to the Company Employees regarding severance pay, accrued vacation and contributions to all Employee Benefit Plans are fully funded or, if not currently required to be fully funded, are fully accrued on the Companies’ Financial Statements. All amounts that any Company is legally or contractually required to either (A) deduct from any Company Employee’s salary or any other compensation or benefit or to transfer to any applicable Employee Benefit Plan or (B) withhold from any Company Employee’s salary or any other compensation or benefit and to pay to any Governmental Body as required by any Law have been, in each case (A) and (B), duly deducted, transferred, withheld and paid, and no Company has any outstanding obligation to make any such deduction, transfer, withholding or payment (in each case other than routine payments, deductions or withholdings to be timely made in the ordinary course of business and consistent with past practice).

(d) No Company sponsors or maintains any Employee Benefit Plan or other similar plan or arrangement subject to the jurisdiction of the United States (including other payroll practices, bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, retirement, pension, profit sharing or deferred compensation arrangements, share purchase plans or programs, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs or other fringe benefits), whether or not funded, with respect to which such Company may have any Liability or to which any Company has contributed or is obligated to contribute thereunder for Active Employees, former employees, or managers, directors, officers, members or shareholders of any Company. Buyer will have no Liability with respect to, or arising from, any plan, arrangement or practice of the type described in the preceding sentence or other employee benefit plan as a result of this Agreement or the Transactions.

(e) No Person shall, as a result of the terms of this Agreement or any of the Transactions receive any payments or benefit that may result, separately or in the aggregate, in the payment of any amount or the provision on any benefit that would not be deductible by reason of Section 280G of the Code.

48

4.22 Customers and Suppliers. With respect to each of the three fiscal years most recently completed prior to the Effective Date and the current fiscal year through the July Balance Sheet Date, Schedule 4.22 lists (a) all customers of each Company during each such period (showing the dollar volume for each fiscal year during such period) and (b) all suppliers of each Company as of and since January 1, 2013 (showing the NIS volume for each fiscal year during such period). Schedule 4.22 identifies with an asterisk (“*”) each customer and supplier required to be listed on Schedule 4.22 that has an active Contract, purchase order or statement of work with any Company. Since the Balance Sheet Date, no customer or supplier listed on Schedule 4.22 has notified any Company of a likely decrease in the volume of purchases from or sales to the Companies, or a decrease in the price that any such customer is willing to pay for products or services of the Companies, or an increase in the price that any such supplier will charge for products or services sold to the Companies, or of the bankruptcy or liquidation of any such customer or supplier.

4.23 Transactions with Related Persons. Except as set forth in Schedule 4.23, for the past five years, neither any shareholder, officer, director or employee of any Company nor to the Knowledge of the Companies any Related Person of any the foregoing has (a) owned any interest in any asset used in the business of any Company, (b) been involved in any business or transaction with any Company or (c) engaged in competition with any Company. Except as set forth in Schedule 4.23, neither any shareholder, officer, director or employee of any Company nor to the Knowledge of the Companies any Related Person of any of the foregoing (iii) is a party to any Contract with, or has any claim or right against, any Company (including any agreement pursuant to which any Company has any obligation to indemnify any such person) or (iv) has any Indebtedness owing to any Company. Except as set forth in Schedule 4.23, no Company (A) has any claim or right against any shareholder, officer, director or employee of any Company or to the Knowledge of the Companies any Related Person of any of the foregoing or (B) has any Indebtedness owing to any shareholder, officer, director or employee of any Company or to the Knowledge of the Companies any Related Person of any of the foregoing.

4.24 Capital Expenditures. Attached to Schedule 4.24 are (a) a list of each Company’s capital expenditures in excess of $10,000 for each Company’s three prior fiscal years and the current fiscal year through the July Balance Sheet Date and (b) each Company’s budget for capital expenditures for its current fiscal year and the following fiscal year. Except as set forth on Schedule 4.24, there are no capital expenditures that any Company currently plans to make or anticipates will need to be made during its current fiscal year or the following fiscal year in order to comply with existing Laws or to continue operating the business of such Company following the Second Closing in the manner currently conducted by such Company. No Company has foregone or otherwise materially altered any planned capital expenditure as a result of any Seller Party’s, Shareholder’s or Target’s decisions to enter into the Transactions or otherwise sell or dispose of the business of any Company.

4.25 Insurance. Schedule 4.25 sets forth the following information with respect to each insurance policy (collectively, the “Insurance Policies”) to which any Company is a party, a named insured, covered or otherwise the beneficiary of coverage: the name of the insurer, the policy number, the name of the policyholder, the period of coverage, and the amount of coverage. Target has Made Available to Buyer true and complete copies of each Insurance Policy and each pending application of any Company for any insurance policy. All premiums due and payable prior to the Second Closing relating to the Insurance Policies have been timely paid, or will be paid prior to the Second Closing, when due. Schedule 4.25 describes any self-insurance arrangements affecting any Company. Since January 1, 2006 each Company has been covered by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period. The Companies are in compliance with all obligations relating to insurance created by, to the Knowledge of the Companies, Law, or any Contract to which any Company is a party. No Company has incurred any losses with respect to any Insurance Policy (or any other previous insurance policy covering any Company) since January 1, 2006.

49

4.26 No Brokers’ Fees. Except as set forth on Schedule 4.26 no Company has any Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions.

4.27 No Acceleration of Rights and Benefits. Except for customary professional fees incurred in connection with the transactions contemplated by this Agreement and the transactions contemplated thereby or as set forth on Schedule 4.27, no Company has made, nor is any Company obligated to make, any payment to any Person in connection with the transactions contemplated by this Agreement or the other agreements contemplated hereby or any change of control. Except as set forth on Schedule 4.27, no rights or benefits of any Person have been (or will be) accelerated, increased or modified and no Person has the right to receive any payment or remedy (including rescission or liquidated damages), in each case as a result of a change of control or the consummation of the transactions contemplated by this Agreement or the other agreements contemplated hereby. Except as set forth on Schedule 4.27, no Company is party to any contract which, by its terms, will require Buyer or any other Company to support its obligations under such contract with a letter of credit or other collateral.

4.28 Disclosure. No representation or warranty contained in this Article IV and no statement in any Schedule related thereto contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein not misleading. To the Knowledge of the Companies, there is no impending change (which is not contemplated or reasonably expected to occur on account of the Transaction) in any Company’s business, competitors, relations with employees, suppliers or customers, or in any Laws affecting any Company’s businesses that has not been disclosed in the Schedules to the representations and warranties in this Article IV, which, assuming such event occurred after the Balance Sheet Date but prior to the Effective Date, would be required to be disclosed in the Schedules to the representations and warranties in this Article IV.

Article V
REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer represents and warrants to Seller as follows:

5.1 Organization and Authority. Buyer is a corporation duly organized, validly existing. Buyer has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by Buyer of each Transaction Document to which Buyer is a party and the performance by Buyer of the Transactions have been duly approved by all requisite corporate action of Buyer. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with the terms of this Agreement. Upon the execution and delivery by Buyer of each other Transaction Document to which it is a party, such Transaction Document will constitute the valid and legally binding obligation of Buyer, enforceable against Buyer, in accordance with the terms of such Transaction Document, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights.

50

5.2 No Conflicts. Neither the execution and delivery of this Agreement and any of the Transaction Documents to which Buyer, is a party, nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which Buyer, is subject; or (b) violate any Organizational Document of Buyer. Buyer need not notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transactions.

5.3 Litigation. There is no Proceeding pending or, to the knowledge of Buyer, threatened or anticipated against Buyer or any Affiliate of Buyer relating to or affecting the Transactions.

5.4 No Brokers’ Fees. Buyer has Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which any Parent, Seller or any Shareholder could be liable.

5.5 Investment Intent. Buyer is acquiring the Shares purchased hereunder for its own account and not with a view to distribution of such Shares in violation of the Securities Act.

Article VI
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the Effective Date and the Second Closing or earlier termination of this Agreement:

6.1 Commercially Reasonable Efforts. Each Party will use its commercially reasonable efforts to take all actions necessary, proper or advisable in order to perform the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Article VII).

6.2 Approvals and Consents.

(a) As promptly as practicable after the Effective Date, each Party will, and Seller and Target will cause each Company to, make all filings required by Law to be made by them in order to perform the Transactions contemplated to be performed on or before the Second Closing Date. Each Party will, and Seller and Target will cause each Company, cooperate with the other Parties and their respective Representatives with respect to all filings that such other Parties make in connection with the Transactions. As promptly as practicable after the Effective Date, Seller and Target will cause each Company to solicit the Consents set forth with respect to such Company on Schedule 4.4, but not prior to Buyer’s approval of the form and substance of each such Consent, which approval will not be unreasonably withheld or delayed. Seller and Target will cause each Company to use its commercially reasonable efforts (at Target’s expense), and Buyer will cooperate in all reasonable respects with Seller and the Companies, to obtain all such Consents; provided, however, that such cooperation will not include any requirement to pay any consideration, to agree to any undertaking or modification to a Contract or Permit or to offer or grant any financial accommodation not required by the terms of such Contract or Permit.

51

(b) As soon as reasonably practicable after the execution of this Agreement, Target shall instruct its legal counsel, advisors and accountants, in coordination with Buyer, to prepare and file with the ITA an application in form and substance acceptable to Buyer, which acceptance by Buyer will not be unreasonably withheld conditioned or delayed, for a ruling, and such application will provide, among other things that (i) the tax arrangement which will apply to the future payments made in respect of the Unvested Options, which are Section 102 Options and Section 3(i) Options as well as to any Shares issued on account of 102 Options with respect to which the Section 102 Trust Period has not lapsed, including the determination that with respect to such Section 102 Options such payments will continue to be subject to Section 102 and that the Section 102 Trust Period will be deemed to have begun at the time of the grant of such Section 102 Options (ii) the payments made in respect to Vested Options or Section 102 Shares issued upon exercise of Section 102 Options shall not constitute a violation of Section 102 if deposited with the Section 102 Trustee and released, together with interest thereon, to the respective optionee or shareholder, only after the lapse of the Section 102 Trust Period and (iii) Buyer and anyone acting on its behalf shall be exempt from withholding tax in relation to any payments made to the Section 102 Trustee (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli Option Tax Ruling”). If the Israeli Option Tax Ruling is not granted prior to the First Closing, Target shall seek to receive prior to the First Closing, an interim tax ruling confirming, among other things, that Seller, Buyer and anyone acting on their its behalf shall be exempt from Israeli withholding tax in relation to any payments made to the Section 102 Trustee (the “Interim Option Ruling”). To the extent the Interim Option Ruling is obtained, all references herein to the Israeli Option Tax Ruling shall be deemed to refer to such interim ruling, until such time that a final definitive Israeli Option Tax Ruling is obtained. Each of Target and Buyer shall cause their respective legal counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Option Tax Ruling and/or the Interim Option Ruling. Subject to the terms and conditions hereof, Target and Seller shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Law to obtain the Israeli Option Tax Ruling and/or the Interim Option Ruling as promptly as practicable. The final text of the Israeli Option Tax Ruling or the Interim Option Ruling shall in all circumstances be subject to the prior written confirmation of Buyer or its counsel, which consent shall not unreasonably be withheld, conditioned or delayed.

52

6.3 Operation of Business. Unless consented by Buyer, which consent shall not be unreasonably withheld or delayed, Seller and Target will, and will cause each Company to:

(a) conduct the business of each Company only in the ordinary course of business;

(b) use their commercially reasonable efforts to maintain the businesses, properties, physical facilities and operations of each Company, preserve intact the current business organization of each Company, keep available the services of the current officers, employees and agents of each Company, and maintain the relations and goodwill with suppliers, customers, lessors, licensors, lenders, creditors, employees, agents and others having business relationships with any Company, provided that changes or developments resulting from the termination by the applicable distributor for such distributor’s convenience of the Contract identified in subpart (a)(iii) of Schedule 4.13 as item 2 shall not be deemed a breach of this undertaking;

(c) confer with Buyer concerning matters of a material nature to any Company;

(d) confer with Buyer with respect to, and provide Buyer with copies of, Tax Returns before filing and, without the prior written consent of Buyer, no Company shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(e) deliver to Buyer consolidated monthly financial statements of the Companies as they become available to Target and otherwise report periodically to Buyer concerning the status of the businesses, operations and finances of each Company; and

(f) No Company will, and Seller will cause each Company not to (i), take or permit any of the actions listed in subpart (a), (c), (d), (e), (f), (g), (h) (in the case of (h), unless Options are exercised), (i) except for (iii) thereto with respect to new hires with aggregate compensation and benefits of less than $50,000 per year, (j) of Section 4.6 or item (m) of Section 4.6 but with respect to any of the aforesaid items of Section 4.6 or (ii) commence or threaten any Proceeding against any Person.

6.4 Full Access. To the extent not prohibited by the Contract identified in subpart (a)(iii) of Schedule 4.13 as item 2 and excluding any confidential information of third parties that may not be disclosed pursuant to any existing NDAs listed in item in subpart (a)(iii) of Schedule 4.13 as item 33 and solely to the extent that would not constitute a waiver of Seller Parties’ and Target’s attorney-client privilege (collectively “Disclosure Restrictions”), from the date hereof up to and including the Second Closing Date (or earlier termination of this Agreement), Seller and Target will, and will cause each Company to, (a) permit Buyer and its Representatives to have full access, upon reasonable notice and during normal business hours and in such a manner as not to unreasonably interfere with the due operation of the Companies, to all premises, properties, personnel (including the opportunity to discuss the affairs of the Companies with such personnel), books, records, Contracts, documents and data of or pertaining to each Company, (b) furnish Buyer and its Representatives with copies of all such books, records, Tax Returns, Contracts, documents and data as Buyer may reasonably request, (c) furnish Buyer and its Representatives with such additional financial, operating, and other data and information (including compilations and analyses thereof) as Buyer may reasonably request and (d) afford Buyer and its Representatives full access to perform appropriate environmental inspections, including a “Phase I” environmental inspection, on all Real Property. Target covenants and agrees that it will deliver to Buyer, within ten (10) days following the Effective Date a CD containing true, correct and complete electronic copies of all materials on the Data Site as of the Effective Date.

53

6.5 Notice of Developments. Seller and Target will, as soon as reasonably practicable, notify Buyer in writing of (a) any fact or condition existing prior to or on the Effective Date that constitutes a breach of any representation or warranty of any Seller Party or Target in this Agreement and (b) any fact or condition developing after the Effective Date that would constitute a breach of any representation or warranty of any Seller Party or Target in this Agreement if such representation or warranty were made on the date of the occurrence or discovery of such fact or condition.

6.6 Exclusivity. Each Seller Party and Target agrees that it will not, and will cause its Representatives, each Company, and each Company’s Representatives not to, directly or indirectly: (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than Buyer and its Affiliates and Representatives) relating to any transaction involving the sale of any equity interest or assets (other than the sale of Inventory and licenses of the Companies’ products and services in the ordinary course of business) of any Company or any acquisition, divestiture, merger, share exchange, consolidation, business combination, recapitalization, redemption, financing or similar transaction involving any Company (in each case, an “Acquisition Proposal”); or (b) participate in any discussion or negotiation regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any Acquisition Proposal. Subject to restrictions pursuant to existing confidentiality agreements to which the Target is a party and which are listed on Schedule 6.6, if any Person makes an Acquisition Proposal, Seller Party and Target will immediately notify Buyer of such Acquisition Proposal and all related details. Seller and each Shareholder agrees that it will not, and Parent shall cause Seller not to, vote its Shares in favor of any transaction associated with an Acquisition Proposal.

6.7 Confidentiality, Press Releases and Public Announcements. Each Party will, and will cause its respective Representatives to, and Seller and Target will cause each Company and its Representatives to, maintain in confidence all information received from another Party, a Company or a Representative of another Party or a Company in connection with this Agreement or the Transactions (including the existence and terms of this Agreement and the Transactions) and use such information solely to evaluate the Transactions, unless (a) such information is already known to the receiving Party or its Representatives, (b) such information is subsequently disclosed to the receiving Party or its Representatives by a third party that, to the Knowledge of the receiving Party, is not bound by a duty of confidentiality, (c) such information becomes publicly available through no fault of the receiving Party, (d) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the performance of the Transactions (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure) or (e) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceeding, Law or any listing or trading agreement concerning its publicly-traded securities (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure). No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by Law or any listing or trading agreement concerning its publicly-traded securities (in which case such Party will use its best efforts to advise the other Parties prior to making the disclosure). Seller and Buyer will consult with each other concerning the means by which any employee, customer or supplier of any Company or any other Person having any business relationship with any Company will be informed of the Transactions, and Buyer will have the right to be present for any such communication.

54

6.8 Applicable Employee Documentation. As soon as possible following the Effective Date, Buyer shall provide each Active Employee and Designated Service Provider, who, in each case, is not a Key Employee - the Applicable Employee Documentation of Buyer that such person is required to execute as part of the Second Closing. Such Applicable Employee Documentation shall provide for compensation packages and benefits which are, in the aggregate equivalent to the existing compensation packages and benefits of such person with Target or IDT, as applicable.

Article VII
CLOSING CONDITIONS

7.1 Conditions to Buyer’s Obligations at the Second Closing. Buyer’s obligation to perform the Transactions contemplated to be performed on or before the Second Closing Date is subject to satisfaction, or written waiver by Buyer, of each of the following conditions:

(a) (i) all of the representations and warranties of each Seller Party must have been accurate in all material respects as of the Effective Date and must be accurate in all material respects as if made on the Second Closing Date, (ii) each Seller Party must have performed and complied in all material respects with all of its covenants and agreements in this Agreement to be performed prior to or at the Second Closing, and (iii) each Seller Party must deliver to Buyer at the Second Closing a certificate, in form and substance reasonably satisfactory to Buyer, confirming satisfaction, with respect to such Seller Party, of the conditions in clauses (i) and (ii) above and that all lease obligations of Target to maintain insurance have been satisfied;

(b) (i) all of the representations and warranties of Target in this Agreement must have been accurate in all material respects as of the Effective Date and must be accurate in all material respects as if made on the Second Closing Date (without giving effect to any limitation as to materiality set forth therein) except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date) , (ii) Target and each Shareholder must have performed and complied in all material respects with all of its covenants and agreements in this Agreement to be performed prior to or at the Second Closing and (iii) Target must deliver to Buyer at the Second Closing a certificate, in form and substance reasonably satisfactory to Buyer, confirming satisfaction of the conditions in clauses (i) and (ii) above and in Sections 7.1(e), 7.1(j), 7.1(k), 7.1(l), and 7.1(m); provided that such certificate may contain a specific statement describing any inaccuracy in any of the Target’s representations and warranties to be true and correct; provided however that any such statements of inaccuracy will be disregarded for purposes of determining whether any of the conditions set forth in this Section 7.1 have been satisfied as well as whether a breach has occurred for the purposes of the indemnification under Articles X and XI;

55

(c) each of the following documents, duly executed by all applicable parties thereto other than Buyer, must have been delivered to Buyer and dated as of the Second Closing Date (unless otherwise indicated);

(i) certificates representing all of the outstanding Shares, free and clear of any Encumbrances, or an "affidavit for lost share certificate" in form and substance to the reasonable satisfaction of Buyer, accompanied by duly executed share transfer deeds, in form and substance reasonably satisfactory to Buyer for transfer to Buyer;

(ii) electronic copies of all minutes of board of directors and shareholder meetings and actions (including by written consent), the stock certificate books, if any, and the stock ledger or share register, as applicable, of each Company;

(iii) the Escrow Agreement;

(iv) the Key Shareholder Noncompete Agreements;

(v) the Releases;

(vi) the Seller Parties Noncompete Agreement;

(vii) an opinion from Yigal Arnon in the form of Exhibit F;

(viii) signed resignations of each director and officer of each Company, in form and substance reasonably satisfactory to Buyer;

(ix) to the extent relevant, payoff letters with respect to the Funded Debt, dated as of the Second Closing Date or within a reasonable time prior to the Second Closing Date, and all documentation necessary or desirable to obtain releases of all Encumbrances related to the Funded Debt, including appropriate UCC termination statements and filings with the Israeli Register of Companies, in each case in form and substance reasonably satisfactory to Buyer;

56

(x) a certificate of the chief executive officer or secretary of each Company, in form and substance reasonably satisfactory to Buyer, certifying, in such individual’s capacity as such, that (A) attached thereto is a true, correct and complete copy of (1) the articles of association or certificate of incorporation (as amended, restated, modified or supplemented) of such Company certified (except that no such certification is required with respect to Target) as of a recent date by the Secretary of State (or equivalent authority, to the extent applicable) of such Company’s jurisdiction of incorporation and the bylaws (as amended, restated, modified or supplemented), if any, of such Company, (2) to the extent applicable, resolutions duly adopted by the board of directors and shareholders of such Company authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents to which it is a party and (3)in the event that Buyer waives any portion of the conditions in Section 7.1(c)(xii) with respect to Fabrix.tv , a certificate of existence or good standing as of a recent date of such Company from such Company’s jurisdiction of incorporation and a certificate of existence or good standing as of a recent date of such Company from each state in which it is qualified to do business, (B) the resolutions referenced in subsection(A)(2) are still in effect and (C) nothing has occurred since the date of the issuance of the certificate(s) referenced in subsection (A)(3) that would adversely affect such Company’s existence or good standing in any such jurisdiction;

(xi) the documents required to be delivered to Buyer by Section 2.3;

(xii) evidence, in form and substance reasonably satisfactory to Buyer, that (i) OD Streaming and Fabrix.tv have been dissolved and that (ii) the license agreements listed under subpart (a)(iii) of Schedule 4.13 as items 16 and 17 have been assigned to Target and the licensor has consented to such assignments; and

(xiii) Seller shall deliver to Buyer an affidavit, under penalties of perjury, stating that Fabrix.tv is not and has not been a United States real property holding corporation, dated as of the Second Closing Date and the notice (conforming to the requirements under Treasury Regulation §1.897-2(h)) to accompany such statement executed under penalties of perjury, in form and substance required under Treasury Regulation §1.897-2(h) so that Buyer is exempt from withholding any portion of the Purchase Price;

(d) each Consent listed in Schedule 4.4 must have been obtained, delivered to Buyer, be in full force and effect and be in the form approved by Buyer pursuant to Section 6.2;

(e) since the Effective Date, there must not have been an event that has caused a Material Adverse Effect or would reasonably be expected to result in a Material Adverse Effect;

(f) (i) no less than ninety percent (90%) of the Active Employees and Designated Service Providers who are not Key Employees shall have executed and delivered (and not repudiated) the Applicable Employee Documentation and (ii) all Key Employees shall have executed and delivered (and not repudiated) the Employment Offer Letters and Applicable Employee Documentation

57

(g) (i) each Option shall have been cancelled in consideration for the Option Cashout Amount which shall have been paid in full at the Second Closing to the holder of such Option or the Section 102 Trustee, as applicable, in accordance with Section 2.2 above, (ii) the Israeli Option Tax Ruling (or the Interim Option Tax Ruling) shall have been obtained, (iii) Seller shall have delivered to Buyer a copy of the Israeli Option Tax Ruling (or the Interim Option Tax Ruling), which shall be in form and substance reasonably satisfactory to Buyer, and (iv) such favorable ruling shall be in full force and effect;

(h) After the First Closing and before the Second Closing, Target shall have made, or caused to have been made, an election under United States Treasury Regulation 301.7701-3 to be treated as a disregarded entity for United States federal Tax purposes;

(i) Seller shall have delivered, or caused to be delivered, to Buyer a true and correct copy of (x) an Extended Reporting Period Endorsement (i.e. a tail endorsement) for the errors and omissions / professional liability insurance policy, which shall be reasonably acceptable to Buyer and which by its terms shall survive the Second Closing and shall provide each of the Companies’ officers and directors with coverage for not less than seven years following the Second Closing Date on terms and conditions no less favorable than the terms of the errors and omissions policy currently maintained by Parent and applicable to the Companies’ officers, employees and directors (a correct and complete copy of such currently maintained policy has been Made Available to Buyer) in respect of actions or omissions of such officers, employees and directors prior to the Second Closing in their capacities as such (the “Required Insurance Policy”), (y) an ACORD Certificate of Insurance reasonably acceptable to Buyer showing coverage for each of the policies listed on Schedule 9.6(a) and showing Buyer as Certificate Holder for each and (z) evidence reasonably acceptable to Buyer that Parent is in compliance with requirements of Section 9.6(b) on the Second Closing Date; the premium for the full term of the Required Insurance Policy and for the policies listed on Schedule 9.6(a), if not fully paid by Seller prior to the Second Closing, shall be fully paid at the Second Closing as part of Seller’s Transaction Expenses;

(j) there must not be any Proceeding pending or threatened against Buyer or any of its Affiliates that (i) challenges or seeks damages or other relief in connection with any of the Transactions or (ii) may have the effect of preventing, delaying, making illegal or interfering with any of the Transactions;

(k) no temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect;

(l) [reserved];

58

(m) all Indebtedness owed to any Company by any Seller Party or any Related Person of any Seller Party must have been paid in full by such Person; and

(n) the First Closing shall have occurred.

7.2 Conditions to Seller’s Obligations at the Second Closing. Seller Parties’ obligations to perform the Transactions contemplated to be performed on or before the Second Closing Date are subject to satisfaction, or written waiver by Seller, of the following conditions:

(a) (i) all of the representations and warranties of Buyer in this Agreement must have been accurate in all material respects as of the Effective Date and must be accurate in all material respects as if made on the Second Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date) (ii) Buyer must have performed and complied in all material respects with all of its covenants and agreements in this Agreement to be performed prior to or at the Second Closing and (iii) Buyer must deliver to Seller at the Second Closing a certificate, in form and substance reasonably satisfactory to Seller, confirming satisfaction of the conditions in clauses (i) and (ii) above;

(b) each of the following documents duly executed by Buyer must have been delivered to Seller:

(i) the Escrow Agreement;

(ii) the Key Shareholder Noncompete Agreements; and

(iii) the Seller Parties Noncompete Agreement;

(c) (i) Buyer or an Affiliate of Buyer shall have made an offer of employment to the Key Employees using the Employment Offer Letters; (ii) Buyer or an Affiliate of Buyer shall have made an offer of employment to Active Employees and Designated Service Providers in accordance with the terms herein;

(d) no temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect;

(e) The Buyer shall have made, at the Second Closing, all payments in accordance with Section 2.3(d);

(f) The First Closing has occurred;

(g) (i) the Israeli Option Tax Ruling (or the Interim Option Tax Ruling) shall have been obtained, (ii) the Israeli Option Tax Ruling (or the Interim Option Tax Ruling), which shall be in form and substance reasonably satisfactory to Seller and majority of interest of the Key Shareholders, and (iii) such favorable ruling shall be in full force and effect. Notwithstanding the aforementioned, to the extent Target does not obtain, approve and deliver the Israeli Option Tax Ruling (or the Interim Option Tax Ruling) within 30 days of the Effective Date, this condition shall, for all intents and purposes and without further action by any Party, be considered waived and shall no longer be a condition to the Second Closing; and

59

(h) A Valid Certificate shall have been obtained by Seller and delivered to Buyer, in accordance with Section 2.6(b). Notwithstanding the aforementioned, to the extent Seller does not obtain and deliver a Valid Certificate within 30 days of the Effective Date, this condition shall, for all intents and purposes and without further action by any Party, be considered waived and shall no longer be a condition to the Second Closing.

Article VIII
TERMINATION

8.1 Termination Events. This Agreement may be terminated:

(a) by Seller by written notice given to the Buyer prior to the Second Closing,, if there has been a material breach or failure to perform on the part of Buyer of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 7.2(a) to not be satisfied at the Second Closing and which breach or failure, if capable of being cured, shall not have been cured within three (3) Business Days following receipt by Buyer of written notice of such breach or failure from the Seller (it being understood and hereby agreed that Seller may not terminate this Agreement pursuant to this Section 8.1(a) if such breach or failure is cured within such three (3) Business Day period);

(b) by Buyer by written notice given to the Seller prior to the Second Closing, if there has been a material breach or failure to perform on the part of Target, any Seller Party or any Shareholder of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 7.1(a) or (b) to not be satisfied at the Second Closing and which breach or failure, if capable of being cured, shall not have been cured within three (3) Business Days following receipt by Seller of written notice of such breach or failure from Buyer (it being understood and hereby agreed that Buyer may not terminate this Agreement pursuant to this Section 8.1(b) if such breach or failure is cured within such three (3) Business Day period);

(c) by Seller by written notice given to the Buyer prior to the Second Closing, if the transactions contemplated by this Agreement to occur at or prior to the Second Closing have not occurred by November 30, 2014; provided that Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c) if any Seller Party’s or any Shareholder’s willful or knowing breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(d) by Buyer by written notice given to the Seller prior to the Second Closing, if the transactions contemplated by this Agreement to occur at or prior to the Second Closing have not occurred by [November 30, 2014]; provided that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if Buyer’s willful or knowing breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

60

(e) prior to the Second Closing, by mutual consent of Buyer and Seller.

8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that the obligations in Section 6.7 (confidentiality) and Article XI (miscellaneous) will survive the termination. Nothing in this Article VIII will release any Party from any Liability for any breach of any representation, warranty, covenant or agreement in this Agreement.

Article IX
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Second Closing:

9.1 Litigation Support. If any Party is evaluating, pursuing, contesting or defending against any Proceeding in connection with (a) any of the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Second Closing Date involving any Company, then upon the request of such party each other Party will cooperate with the requesting Party and its counsel in the evaluation, pursuit, contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection therewith unless (i) such Party is involved as a counter-party in such proceedings, or (ii) is subject to confidentiality obligations that restrict him from such cooperation and only to the extent it is so restricted, (iii) such cooperation would constitute a waiver of attorney-client privilege. The requesting Party will reimburse each other Party for its out-of-pocket expenses related to such cooperation (unless the requesting Party is entitled to indemnification therefor under Section 10.1 without regard to Section 10.4).

9.2 Transition. No Seller Party or Key Shareholder, nor any Representative of any Seller Party or of any Key Shareholder, will take any action that is designed or intended to have the effect of discouraging any lessor, lessee, employee, Governmental Body, licensor, licensee, customer, supplier or other business associate of any Company from maintaining the same relationships with the Companies after the Second Closing as it maintained with the Companies prior to the Second Closing. Each Seller Party and Key Shareholder will refer all inquiries relating to the businesses of the Companies to Buyer from and after the Second Closing. The obligation under this Section 9.2 shall terminate upon the lapse of three (3) years following the Second Closing.

9.3 Confidentiality.

(a) Each Seller Party and Shareholder will, and will cause its Affiliates and Representatives to, maintain the confidentiality of the Confidential Information at all times, and will not, directly or indirectly, use any Confidential Information for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized Representatives of Buyer, except in connection with this Agreement or with the prior written consent of Buyer. The covenants in this Section 9.3 will not apply to Confidential Information that (a) is or becomes available to the general public through no breach of this Agreement by such Seller Party or Shareholder, or any Affiliate or Representative of any Seller Party or of any Shareholder, or, to the Knowledge of the Companies or to the knowledge of such Shareholder, as applicable, breach by any other Person of a duty of confidentiality to Buyer or (b) such Seller Party or Shareholder is required to disclose by Law (including any stock exchange on which the securities issued by such Party or its Affiliate are listed). Additionally, Seller Parties and Shareholder may disclose confidential information as required to defend against claims brought by Buyer or to the extent required by applicable Tax Authorities or other Governmental Entities or for purposes of defending against a Third Party Claim for which it has assumed defense; provided, however, that such Seller Party or Shareholder, as applicable, will notify Buyer in writing of such required disclosure as much in advance as practicable in the circumstances, disclose only the portion of Confidential Information that is legally required to disclose and exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be afforded to Confidential Information, and cooperate with Buyer to limit the scope of such disclosure. At any time that Buyer may request, each Seller Party and Shareholder will, and will cause its Affiliates and Representatives to, turn over or return to Buyer all Confidential Information in any form (including all copies and reproductions thereof) in their possession or control. For purpose of this Section 9.3, "Affiliate" shall include only entities under such Seller Party or Shareholder's control).

61

(b) In addition, Target shall provide each Seller Party and its authorized representatives, upon reasonable prior coordination, with reasonable access to such other information concerning the Companies and with full and free access, at all reasonable times, and upon reasonable notice, to any of the properties of the Companies, including their books, records, facilities, personnel, contracts, commitments and records, and to discuss the Companies’ affairs, finances and accounts with the Companies’ officers and auditors, all as may be necessary for such Seller Party to make such filings and disclosures as may be required by Law (including the rules of any stock exchange on which the securities issued by such Party or its Affiliate are listed or to the extent required by applicable Tax Authorities or other Governmental Entities).

9.4 Employee Benefit Plans.

(a) To the extent that, following the Second Closing, an Active Employee commences participation in any employee benefit plan, program or arrangement maintained by Buyer or any of its Affiliates (each such plan, program or arrangement, a “Buyer Plan”), Buyer shall, and shall cause its Affiliates and the applicable Buyer Plan to (i) credit each Active Employee’s service with any Company or Seller or any of their Affiliates, to the extent credited under the analogous plan of any Company or Seller or any of their Affiliates, as service with Buyer for purposes of eligibility and vesting under such Buyer Plan, but not for any other purposes, including for purposes of determining benefit accruals or early retirement subsidies under any defined benefit pension plan of Buyer or its Affiliates; provided, however, that in no event shall the Active Employees be entitled to any credit to the extent that it would result in duplication of benefits with respect to the same period of service and (ii) use commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under such Buyer Plan, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous plan of any Company or Seller or any of their Affiliates in which such Active Employee participated immediately prior to the Second Closing Date, to be waived with respect to such Active Employee and such individual’s spouse and eligible dependents who become participants in such Buyer Plan.

62

(b) This Section 9.4 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 9.4, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 9.4 and no provision of this Section 9.4 will (i) create any third party beneficiary rights in any current or former employee, officer, director or individual independent contractor of any Company or any of its Subsidiaries in respect of continued employment (or resumed employment) or service or any other matter and (ii) be construed to establish or amend any compensation or benefit plan, agreement or arrangement.

9.5 Directors’ and Officers’ Indemnification Agreement.

(a) From and after the Second Closing, Buyer will cause the Target to fulfill and honor, subject to any limitations under applicable Law, the obligations of the Companies pursuant to any indemnification agreement listed on Schedule 4.23 which is in effect on the date of the Second Closing between any Company and each of their respective current and former directors and officers (the “D&O Parties”; such indemnification agreements, the “Indemnification Undertakings”).

(b) Notwithstanding anything herein to the contrary, the provisions of this Section 9.5 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Parties, their heirs and their Representatives, notwithstanding any release executed by any D&O Party in connection with the Transactions or his or her departure from any Company unless a release of the provisions of this Section 9.5 is specifically provided for in such release.

9.6 Insurance.

(a) Parent shall maintain the Directors and Officers and Employment Practices Liability coverage described on Schedule 9.6(a) for seven years following the Second Closing Date and shall cause such insurance coverage to continue to cover Seller during such period. Parent shall provide Buyer a Certificate of insurance each policy year through the end of such seven year period. Notwithstanding the foregoing, if Parent’s current Directors and Officers and Employment Practices Liability coverage is cancelled or non-renewed, Parent shall as soon as reasonably practicable secure “tail” coverage for the remainder of the seven year period and provide to Buyer proof of such “tail” coverage and of payment for such “tail”.

(b) Until such time as the Designated Service Providers become employees of Buyer or an Affiliate of Buyer, Parent shall (i) maintain the Commercial General Liability, Umbrella Liability, Workers’ Compensation, Foreign Workers’ Compensation and Commercial Auto coverage described on Schedule 9.6(b), (ii) cause Buyer and Ericsson Inc. to be included as Additional Insured under the Commercial General Liability, Umbrella Liability and Commercial Auto coverages and (iii) cause a Waiver of Subrogation in favor of Buyer to be maintained under the Workers’ Compensation coverage and Commercial General Liability coverages.

63

9.7 Assignment of Accounts Receivable. Target shall have the option, but not the obligation, to assign to Seller any Assigned Account Receivable at any time after an Account Receivable becomes an Assigned Account Receivable and to the extent such assignment does not require a consent of third party. For the avoidance of doubt, it is clarified that once any Account Receivable becomes an Assigned Account Receivable and is assigned to Seller, Seller shall have the right to collect such Assigned Account Receivable and retain any amounts so collected with respect to such Assigned Account Receivable and Target shall provide to Seller all reasonable assistance to collect such Assigned Account Receivable, at Seller’s reasonable expense.. If and to the extent it emerges that the assignment of an Assigned Account Receivable was ineffective or is unable to be made, the Target shall hold the benefit of such Assigned Account Receivable in trust for the Seller and hereby grants to Seller full rights of subrogation with respect to such Assigned Account Receivable and hereby authorizes Seller to collect such Assigned Account Receivable on its behalf provided that Seller shall be required to act in good faith and in accordance with generally accepted commercial practices and with a view toward maintaining a positive relationship between the applicable Company and the debtor of such Assigned Account Receivable. Within five (5) days of the assignment of any Assigned Account Receivable, Seller shall pay Buyer the value in the Working Capital attributable to such Assigned Accounts Receivable.

9.8 IDT Consulting Services Agreement. Buyer shall cause Target to terminate the IDT Consulting Services Agreement effective on or before November 30, 2014 and upon such termination, shall cause Target to make all payments due thereunder.

Article X
INDEMNIFICATION

10.1 Indemnification by Seller Parties and Key Shareholders. After the Second Closing and subject to the terms and conditions of this Article X, the Seller Parties and Key Shareholders will indemnify and hold harmless Buyer, the Companies and their respective Affiliates (other than Seller Parties or Shareholders) and Representatives (other than Seller Parties or Shareholders) from, and pay and reimburse Buyer, the Companies and their respective Affiliates (other than Seller Parties or Shareholders) and Representatives (other than Seller Parties or Shareholders) for, all Losses incurred by Buyer, the Companies and their respective Affiliates (other than Seller Parties or Shareholders) and Representatives (other than Seller Parties or Shareholders), which liability and obligation to indemnify and hold harmless will be joint and several (regardless of the identity of the party to whom such liability is attributable), but will be limited to the Seller Parties’ or Shareholder’s Pro Rata Percentage of such Loss and subject to the limitations in Section 10.4 (except as expressly provided herein), arising from:

(i) any breach or inaccuracy of any representation or warranty made by any Seller Party or Shareholder in this Agreement or pursuant to any certificate delivered by any Seller Party pursuant to Sections 2.1 or 7.1(a);

64

(ii) any breach or inaccuracy of any representation or warranty made by Target in this Agreement or pursuant to any certificate delivered by Target pursuant to Section 7.1(b);

(iii) any breach by any Seller Party any Shareholder, or Target of any covenant or agreement in this Agreement (but with respect to Target only covenants and agreements to be performed prior to the Second Closing);

(iv) any Funded Debt or any of Seller’s Transaction Expenses, in each case, to the extent not fully paid or extinguished at the Second Closing or pursuant to Section 2.5;

(v) the value in the Working Capital attributable to any Assigned Accounts Receivable, to the extent not fully paid by Seller to Buyer pursuant to Section 9.7; or

(vi) any matter set forth on Schedule 10.1.

Notwithstanding the foregoing, this Section 10.1 does not apply to any indemnification by Seller Parties or the Key Shareholders pursuant to Article XI (Tax Matters).

10.2 Indemnification by Buyer. After the Second Closing, subject to the terms and conditions of this Article X, Buyer will indemnify and hold harmless Seller Parties from, and pay and reimburse Seller Parties for, all Losses, directly or indirectly, arising from: (a) any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach or inaccuracy, of any representation or warranty made by Buyer in this Agreement or pursuant to the certificate delivered by Buyer pursuant to Section 7.2; or (b) any breach of any covenant or agreement of Buyer in this Agreement.

10.3 Survival and Time Limitations. All representations, warranties, covenants and agreements of Buyer, Shareholders and Seller Parties in this Agreement or any other certificate or document delivered pursuant to Sections 2.1 or 7.1(a) will survive the Second Closing, subject to the provisions below. All representations, warranties, covenants and agreements of Target (other than covenants of target to be preformed after the Second Closing) in this Agreement or any other certificate or document delivered pursuant to this Agreement will not survive the Second Closing, subject to the provisions below. If the Second Closing occurs, Seller Parties and Key Shareholders will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement, or any covenant or agreement in this Agreement to be performed and complied with prior to the Second Closing Date, unless Buyer notifies Seller of such a claim on or before the date eighteen (18) months after the Second Closing Date; provided, however, that:

(a) any claim relating to Section 4.14 (intellectual property) may be made at any time until the date three years after the Second Closing Date,

65

(b) any claim relating to Section 4.19 (environmental), 4.20 (employees) or 4.21 (employee benefits) may be made at any time until the date four years after the Second Closing Date,

(c) any claim relating to any covenant or agreement to be performed or complied with at or after the Second Closing may be made at any time until the date 90 days after the expiration of the applicable statute or period of limitations (including any extension of such statute or period of limitations) and

(d) any claim relating to Article III (Shareholders and Seller Parties but except for Section 3.1(c)(ii) and 3.2(c)(iii)) or Section 4.1 (organization), 4.2 (capitalization), 4.3 (authority), 4.4(a), (c), (e) or (f) (conflicts) or 4.8 (title to assets), or fraud or willful breach, may be made at any time without any time limitation.

If the Second Closing occurs, Buyer will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement, or any covenant or agreement in this Agreement to be performed and complied with prior to the Second Closing Date, unless Seller notifies Buyer of such a claim on or before the date eighteen (18) months after the Second Closing Date; provided, however, that (a) any claim relating to any covenant or agreement to be performed or complied with at or after the Second Closing may be made at any time until the date 90 days after the expiration of the applicable statute or period of limitations (including any extension of such statute or period of limitations) and (b) any claim relating to fraud or willful breach may be made at any time without any time limitation. If Buyer or Seller, as applicable, provides proper notice of a claim within the applicable time period set forth above, liability for such claim will continue until such claim is resolved.

10.4 Limitations on Indemnification by Seller Parties and Key Shareholders.

(a) Seller Parties and Key Shareholders will have no Liability with respect to the matters described in Section 10.1(ii) until the total of all Losses with respect to such matters exceeds $550,000 (the “Basket”), at which point Seller Parties and Key Shareholders will be obligated to indemnify for all Losses from the first dollar without regard to the Basket; provided, however, that any claim relating to Section 4.1 (organization), 4.2 (capitalization), 4.3 (authority), 4.4(a), (c), (e) or (f) (conflicts), 4.8 (title to assets), 4.10 (accounts receivable), 4.11 (inventory), 4.19 (environmental), 4.20 (employees), 4.21 (employee benefits) or 4.26 (brokers) will not be subject to or counted towards the Basket.

(b) Seller Parties and Key Shareholders’ maximum aggregate Liability with respect to the matters described in Section 10.1(i) and 10.1(ii) will be limited to the Escrow Amount (the “Cap”); provided, however, that Seller Parties’ and the Key Shareholders’ maximum aggregate Liability with respect to (i) any claim relating to Section 4.20 (employees) or 4.21 (employee benefits) will be limited to twice (2x) the Cap, (ii) any claim relating to 4.14 (intellectual property) will be limited to fifty percent (50%) of the Purchase Price, and (iii) any claim relating to Article III (Shareholders and Seller Parties, Section 4.1 (organization), 4.2 (capitalization), 4.3 (authority), 4.4(a), (c), (e) or (f) (conflicts), 4.8 (title to assets), 4.19 (environmental) or 4.26 (brokers) will be limited to Purchase Price.

66

(c) Seller Parties and Key Shareholders’ maximum aggregate Liability will be limited to the Purchase Price with respect to the matters described in Sections 10.1(i), 10.1(ii), 10.1(iii) and 10.1(vi) (excluding bullet point one of item 4 and items 3 and 5 of Schedule 10.1).

(d) No limitation set forth in this Section 10.4 will apply in case of fraud in which a Seller Party or Shareholder participated in or knew about and did not seek to prevent.

(e) It is clarified, for the avoidance of doubt, that the limitations of Liability hereunder are cumulative, such that in determining whether the Cap has been reached for purposes of the indemnification matters described herein, all Losses that the Seller Parties and Key Shareholders, pay hereunder shall be taken into account. Similarly, all such Losses that are paid by Seller Parties and Key Shareholders hereunder shall be taken into account in determining whether the limitations applying to claims that are limited to fifty percent (50%) of the Purchase Price or to the Purchase Price or any other limitation, as applicable (and all as detailed above), have been reached.

(f) Subject to, and without affecting any of the representations and warranties contained herein, to the extent any product or service sold, licensed or marketed by the Target (“Target Offerings”) is sold, licensed or marketed by Target, Buyer or any of their Affiliates after the Second Closing includes a product or component that was not sold, licensed or marketed by the Target prior to the Second Closing (“Non-Target Offering”) (the Target Offerings and Non-Target Offerings being referred to as the “Bundled Product”), then the Seller Parties shall not and do not assume or bear any liability of any nature for and assumes no responsibility whatsoever with respect to the Non-Target Offerings portion of the Bundled Product. If any modifications, additions or enhancements are made to the Target Offerings following the Second Closing (“Changes”) which would not be ordinarily contemplated by the natural evolution of the Company Offerings or that are not on any development roadmap prepared by the Target, then the Seller Parties shall not and do not assume or bear any liability of any nature for and assumes no responsibility whatsoever with respect to any such Changes per se.

(g) With respect to a claim that a Target Offering infringes any third party intellectual property, for the purpose of calculating Losses attributable to post-closing sales of the Target Offering, the royalty base shall be deemed to be the lower of (i) the price actually paid by an operator customer of the Target Offering, and (ii) the average price that an operator customer paid for the Target Offering during the 1 year period prior to the Second Closing plus 50%.

10.5 Claims Against the Companies. Following the Second Closing, no Seller Party nor any Shareholder may assert, directly or indirectly, and each Seller Party and Shareholder hereby waives, any claim, whether for indemnification, contribution, subrogation or otherwise, against any Company with respect to any act, omission, condition or event occurring or existing prior to or on the Second Closing Date or any obligation of any Seller Party under Section 10.1. Except as provided in Section 9.5 or the right of officers to make claim under the Directors and Officers and Employment Practices Liability referred to in Section 9.6, each Seller Party and Shareholder agrees not to make, directly or indirectly, and hereby waives, any claim for indemnification against any Company by reason of the fact that such Seller Party or Shareholder was a shareholder, employee or agent of any Company or was serving at the request of any Company as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, Losses, expenses or otherwise and whether such claim is pursuant to any Law, Organizational Document, Contract or otherwise) with respect to any Proceeding brought by Buyer or any Company against such Seller Party or Shareholder or any Affiliate thereof.

67

10.6 Manner of Payment; Unresolved Claims. Buyer will seek payment of any amount to which it may be entitled pursuant to this Article X and Article XI from the Escrow Funds until such funds are exhausted and then may seek payment directly from Seller Parties and the Key Shareholders; provided, however, that Buyer shall not with respect to claims arising under Section 10.1(v) be required to first seek payment from the Escrow Funds before seeking payment directly from Seller Parties or the Key Shareholders. In the event of an Unresolved Claim (as such term is defined in the Escrow Agreement), upon resolution of such Unresolved Claim, the parties will instruct the Escrow Agent to release such funds in accordance with such resolution.

10.7 Third-Party Claims.

(a) If a third party commences a lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article X, then the Indemnified Party must notify the Indemnifying Party (or Seller, in the case of Seller Parties) thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.

(b) Upon receipt of the notice described in Section 10.7(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (i) within ten days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of Section 10.4, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim, (ii) the Indemnifying Party is not a party to the Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (iii) the Third-Party Claim does not involve, and is not, in the good faith judgment of the Indemnified Party, likely to involve, any claim by any Governmental Body, (iv) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (v) settlement of, or an adverse judgment with respect to, the Third-Party Claim would not, in the good faith judgment of the Indemnified Party, reasonably be expected to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, (vi) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently and (vii) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.

68

(c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 10.7(b), (i) the Indemnifying Party will not be responsible for any attorneys’ fees incurred by the Indemnified Party regarding the Third-Party Claim (other than attorneys’ fees incurred prior to the Indemnifying Party’s assumption of the defense pursuant to Section 10.7(b)), (ii) neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be withheld unreasonably and (iii) the Indemnified Party will cooperate with the Indemnifying Party to the extent reasonably requested by the Indemnifying Party in the contest and defense of such Third-Party Claim, including by providing reasonable access upon reasonable notice to the books records and employees of the Indemnifying Party to the extent relevant to the defense of such Third-Party Claim.

(d) If any condition in Section 10.7(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (with the Indemnifying Party’s prior written consent which consent will not be withheld unreasonably, unless the Indemnified Party waives its rights to indemnification hereunder with respect to such Third-Party Claim), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including attorneys’ fees and expenses, and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Article X.

(e) If the Indemnified Party is conducting the defense of a Third-Party Claim: (i) the Indemnifying Party shall have the right to receive copies of all pleadings, notices and communications with respect to a Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Party; provided, however, that the failure of the Indemnified Party to so notify the Indemnifying Party and so deliver copies of such notices and communications shall not affect the Indemnified Party’s rights under this Article X, except and only to the extent such failure or delay is actually prejudicial to the rights and obligations of the Indemnifying Party; and (ii) the Indemnifying Party shall be entitled, at its sole option and expense, to participate in (but not to determine or conduct), solely to the extent such participation does not affect any privilege relating to any Indemnified Party, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim and the Indemnified Party shall consider in good faith any suggestions or requests of the Indemnifying Party with respect thereto.

69

(f) In the event a claim is asserted against Buyer or Target based on an allegation that a Target Offering violates a third party's intellectual property rights based on sales occurring following the Second Closing, Buyer and Target shall use commercially reasonable efforts in determining how to respond to such claim, and mitigate the damages therefrom which may include counterassertion measures to the extent not detrimental to the Buyer or Target.

10.8 Other Indemnification Matters. Any claim for indemnification under this Article X must be asserted by providing written notice to Seller with a copy of the same notice (modified mutatis mutandis) provided to the Escrow Agent (for as long as the Escrow Funds have not been released in full) (or Buyer, in the case of a claim by any Seller Party) specifying the factual basis of the claim in reasonable detail to the extent then known by the Person asserting the claim. All indemnification payments under this Article X (and Article XI as identified below) will be deemed adjustments to the Purchase Price. The right to indemnification will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Effective Date or the Second Closing Date, with respect to any representation, warranty, covenant or agreement in this Agreement. For the sole purpose of determining Losses (and not for determining whether or not any breaches of representations or warranties in Article III and Article IV have occurred), the representations and warranties of Target subject to the Basket shall not be deemed qualified by any references to materiality or to Material Adverse Effect. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of damages, or other remedy based on any such representation, warranty, covenant or agreement. If any Seller liquidates or dissolves at any time when any Liability of such Seller with respect to this Article X may thereafter arise or be determined, then at the time of such liquidation or dissolution, such Seller will cause its shareholders, members, partners or other equity holders or distributees of such Seller’s assets, as the case may be, to take such assets subject to such Liabilities ratably in proportion to the assets received; provided, however, that the failure on behalf of any Seller to comply with the covenant set forth in this sentence will in no way reduce such Seller’s obligations in this Agreement.

10.9 Insurance and Third Party Recoveries. For purposes of determining any Indemnifying Party’s liability under this Article X for any Losses, appropriate reductions shall be made to reflect the net recovery (taking into account any increases in premiums) pursuant to any insurance policy actually received by an Indemnified Party in respect of the Losses or from any third party in respect of the Losses. If an indemnification payment is received by an Indemnified Party, and the Indemnified Party later receives insurance proceeds or other third party recoveries in respect of the related Losses that were not previously credited against such indemnification payment when made, such Indemnified Party shall promptly, but in no event later than fifteen (15) calendar days after receipt by such Indemnified Party of such insurance proceeds or other third party recoveries, pay to the Indemnifying Party by whom such indemnification payment was made, a sum equal to the lesser of (i) the actual amount of such insurance proceeds (after giving effect to any deductible) or other third party recoveries or (ii) the actual amount of the indemnification payment previously paid by such Indemnifying Party with respect to such Losses.

70

10.10 Exclusive Remedy. After the Second Closing and Subject to Sections 11.9 and 12.4, this Article X will provide the exclusive legal remedy for the matters covered by this Article X, except for claims based upon fraud or claims for equitable relief, including specific performance. This Article X will not affect any remedy any Party may have under this Agreement prior to the Second Closing or upon termination of this Agreement or any equitable remedy available to any Party.

Article XI
TAX MATTERS

The following provisions will govern the allocation of responsibility as between Buyer and Seller Parties and Key Shareholders for certain tax matters following the Second Closing Date:

11.1 Tax Indemnification.

(a) Seller Parties and Key Shareholders shall indemnify the Buyer and its Affiliates and hold them harmless from and against Losses resulting from or attributable to (i) all Taxes (or the non-payment thereof) of each Company (and any member of an Affiliated Group of which any Company is or was or a member on or prior to the Second Closing Date) for all Taxable periods ending on or before the Second Closing Date and the portion through the end of the Second Closing Date for any Taxable period that includes (but does not end on) the Second Closing Date (“Pre-Closing Tax Period”); (ii) any and all Taxes of any Person imposed on any Company (and any member of an Affiliated Group of which any Company is or was or a member on or prior to the Second Closing Date) as a transferee or successor, by Contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Second Closing; and (iii) any Taxes and other Losses for which any Company, Buyer, (and any member of an Affiliated Group of which any Company is or was or a member on or prior to the Second Closing Date) become liable as a result of the inaccuracy of any representation or warranty in Section 4.15 (Taxes) of this Agreement or in any certificate delivered by Target pursuant to Section 7.1(b) to the extent relating to Section 4.15 (Taxes), which liability and obligation will be joint and several (regardless of the identity of the party to whom such liability is attributable), but will be limited to the Seller Parties’ or Key Shareholder’s Pro Rata Percentage of such Taxes or Losses; provided, however, that (1) in the case of clause (i), Seller Parties and Key Shareholders shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Balance Sheet (rather than in any notes thereto) and taken into account in determining the adjustment of the Purchase Price under Section 2.5(a)(i) or (ii) in Working Capital calculations (“Working Capital Calculations”); (2) any indemnification shall be reduced by amounts advanced to the Tax Authorities for the Straddle Period (mikdamot) to the extent not taken into account in the Working Capital Calculations; (3) any indemnification shall be reduced by any amounts of credit with respect to, or refund of, any Tax, which was not taken into account in the Working Capital Calculations; and (4) the Seller Parties shall not be required to indemnify Buyer for Taxes of Companies as a result of a breach of Target or Buyer, or non compliance of Target or Buyer, occurring following the Second Closing, of any Law or Permit, including without limitation failure of Target to comply with requirements relating to preserving the “benefited enterprise” status of the Target including as a result of any action or omission that creates any liability under the “benefitted enterprise” rules. The indemnification under this Article XI shall not be subject to any of the indemnification baskets, caps or other limitations set forth in Section 10.4 or elsewhere in this Agreement. If the Escrow Fund is exhausted, each of Seller Parties and Key Shareholders, will pay, reimburse and indemnify Buyer and each Company for such Person’s Pro Rata Percentage of any Losses that are the responsibility of Seller Parties or Key Shareholders pursuant to this Section 11.1 at least five (5) days prior to payment of such amounts by Buyer or any Company. For the avoidance of doubt, for purposes of this Section 11.1, the representations and warranties in Section 4.15 shall not be deemed qualified by any references to materiality. All indemnification payments under this Section 11.1(a) will be deemed adjustments to the Purchase Price.

71

(b) In the case of any Taxable period that includes (but does not end on) the Second Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Second Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity shall be deemed to terminate at such time) and the amount of other Taxes for a Straddle Period which relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Second Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) In the event that amounts paid, advanced or reserved for Taxes by the Companies for the Pre Closing Tax Period exceed the Taxes of the Companies for the Pre-Closing Period (such excess, “Tax Excess Refund”), then, Buyer shall pay to the Seller the amount of such Tax Excess Refund, or the applicable portion thereof, within thirty (30) days after receipt or entitlement thereto, or the applicable portion thereof.

11.2 Tax Periods Ending on or Before the Second Closing Date. Seller, at its sole cost and expense, shall prepare, and file, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Companies for all Tax periods ending on or prior to the Second Closing Date which are filed after the Second Closing Date. Seller shall deliver such Tax Returns to Buyer for its review and approval. Such Tax Returns shall be delivered by Seller to Buyer a reasonable time prior to the due date of such Tax Returns in order to provide Buyer with a reasonable period of time to review and comment on such Tax Returns. Seller Parties and Key Shareholders will pay, reimburse and indemnify Buyer and each Company for the Taxes on such Tax Returns in accordance with Section 11.1(a).

11.3 Tax Periods Beginning Before and Ending After the Second Closing Date. Buyer shall prepare and file, or cause to be prepared and filed, any Tax Returns for the Companies for Straddle Periods. Buyer shall deliver such Straddle Period Tax Returns to Seller for its review. Such Tax Returns shall be delivered by Buyer to Seller within a reasonable time prior to the due date of such Tax Returns in order to provide Seller with a reasonable period of time to review such Tax Returns. Seller Parties and Key Shareholders will pay, reimburse and indemnify Buyer and each Company for Taxes on such Tax Returns related to the Pre-Closing Tax Period (determined in accordance with Section 11.1(b)) in accordance with Section 11.1(a).

72

11.4 Cooperation on Tax Matters. Buyer and Seller will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns pursuant to this Article and any Proceeding related thereto. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and furnishing copies of all correspondences and information requests received from any third party in this respect. Buyer and Seller agree that the Companies will retain all books and records with respect to Tax matters pertinent to the Companies relating to any Taxable period beginning before the Second Closing Date until the date ninety (90) days after the expiration of the statute or period of limitations of the respective Taxable periods.

11.5 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Transactions will be paid by Seller when due, and Seller will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, and, if required by Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

11.6 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving any Company shall be terminated as of the Second Closing Date and, after the Second Closing Date, neither Buyer nor any Company shall not be bound thereby or have any Liability thereunder.

11.7 Contest Provisions. If, after the Second Closing Date, Buyer, any Company or any Affiliates thereof receive notice of any pending or threatened Tax audits or assessments or other disputes concerning Taxes with respect to which Seller may incur indemnity obligations under this Article XI, Buyer shall promptly notify Seller of such matter in writing, provided that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder unless (and then solely to the extent) the Seller Parties’ are materially prejudiced by such failure in their ability to defend a Tax audit or assessment or other dispute concerning Taxes with respect to which Seller may incur indemnity obligations under this Article XI. Seller will have the right to lead the response and defense of any such Tax audits or assessments with counsel reasonably satisfactory to the Buyer. Buyer shall have the right to participate in any Tax audit or proceeding at its own expense. Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes, including but not limited to any settlement that will increase the tax liabilities of Buyer or any Company for any post-closing tax period, without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

73

11.8 Purchase Price Allocation. Within 60 days following the determination of the Post-Closing Purchase Price Adjustment pursuant to Section 2.5, Buyer shall provide Seller Parties with a proposed allocation of the Purchase Price among the Assets of the Company in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state, local, or non-U.S. Law, as appropriate). Seller Parties shall have 30 days to review and comment on such allocation, and identify potential adjustments thereto. If Seller Parties fail to identify potential adjustments within such 30-day period, Seller Parties shall be deemed to have accepted the proposed allocation of the Purchase Price as calculated by Buyer. Seller Parties and Buyer shall work together in good faith to resolve differences with respect to the allocation. Seller Parties and Buyer acknowledge that the lease or rental of property in the state of New Jersey to which the Company is the lessee has no value and shall not be allocated any value. To the extent there remains any disagreement between Seller Parties and Buyer within 15 days after the delivery by Seller Parties of proposed adjustments to Buyer’s proposed allocation, then (i) each Party shall be permitted to file all Tax Returns based on an allocation of Purchase Price (and all other items required under the Code) that such Party determines in its own discretion or (ii) Buyer and Seller Parties may engage the Resolution Accountants to resolve the dispute and the Resolution Accountants shall make within 30 days a final determination binding upon the Parties of the appropriate allocation of Purchase Price. Buyer and Seller Parties shall cooperate with each other to enable the Resolution Accountants to render a proper decision. The fees and expenses of the Resolution Accountants pursuant to this Section 11.8 shall be borne one-half by Buyer and one-half by Seller Parties. Seller Parties, Buyer and their Affiliates shall report, act and file Tax Returns in all respects and for all purposes consistent with the allocation determined under this Section 11.8. Buyer shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Seller Parties may reasonably request to prepare such allocation. Neither Seller Parties, Buyer, nor any of their respective Affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

11.9 Miscellaneous Tax Matters. The representations and warranties set forth in Section 4.15 and the covenants set forth in this Article XI shall survive the Second Closing and remain in full force and effect until the date that is ninety (90) days after the expiration of the relevant statutes of limitations (including extensions) for the assessment or collection of Taxes for which indemnification may be claimed under this Article XI. It is the intention of the parties that, notwithstanding Article X or anything else herein to the contrary, this Article XI shall exclusively govern all Losses arising from matters relating to Taxes with respect to the Companies as between the Buyer (including each Company following the Closing) and Seller Parties and Key Shareholders, except that Section 10.5 Manner of Payment shall apply to indemnification by Seller Parties and Key Shareholders pursuant this Article XI. Notwithstanding anything to the contrary in this Agreement, the obligation of Seller Parties and Key Shareholders under this Article XI shall not be subject to a basket, cap or similar concept and Seller Parties’ and Key Shareholders’ maximum aggregate Liability with respect to the matters described in this Article XI shall be unlimited in amount.

74

Article XII
MISCELLANEOUS

12.1 Further Assurances. Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents.

12.2 No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person other than (a) the Parties, (b) the Parties’ respective successors and permitted assigns, (c) as expressly set forth in this Agreement, any Indemnified Party and (d) with respect to Section 7.1(i), those current and former officers and directors of the Companies whose actions are covered by the Required Insurance Policy.

12.3 Entire Agreement. The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).

12.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Seller may assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of such Seller’s rights, interests or obligations in this Agreement without the prior written approval of Buyer. Buyer may assign any or all of its rights or interests, or delegate any or all of its obligations, in this Agreement to (b) any successor to Buyer, any successor to any Company, or any acquirer of a material portion of the businesses or assets of Buyer or any Company, (c) one or more of Buyer’s Affiliates or (d) any lender to Buyer or any Company as security for any of obligations to such lender; provided, however, that no such assignment shall relieve Buyer of its obligations hereunder.

12.5 Counterparts. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

75

12.6 Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date (e) three Business Days after such notice is sent by registered U.S. mail, return receipt requested, (f) one Business Day after receipt of delivery confirmation if such notice is sent by facsimile or electronic mail, (g) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (h) one Business Day after delivery of such notice in person and (i) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to Seller, Parent or any Shareholder (or to Target prior to the Second Closing):

Pryd Dutch Holdings, B.V.
Keizersgracht 62 -64, 1015CS
Amsterdam,

Nederland

with a copy to:

IDT Corp.
550 Broad St., 17th Floor
Newark, New Jersey 07102

United States of America

Fax: (973) 438-1264
Attn: Legal Department

and:

Yigal Arnon & Co.
22 Joseph Rivlin St.
94240 Jerusalem
Israel
Fax: +972 2 623 9236
Phone: +972 2 623 9200
E-mail: kobi@arnon.co.il
Attn: Jacob Ben-Chitrit

If to Buyer:

Telefonaktiebolaget LM Ericsson (publ)

Torshamnsgatan 21

SE-164 80 Stockholm

Sweden

Attn: Office of the General Counsel

with a copy to:

K&L Gates LLP
1717 Main Street, Suite 2800
Dallas, Texas 75201
United States of America
Fax: +1 (214) 939-5849
Phone: +1 (214) 939-5582
E-mail: ryan.preston@klgates.com
Attn: Ryan J. Preston

76

and to:

Meitar Liquornik Geva Leshem Tal
16 Abba Hillel Silver Rd.
Ramat Gan 5250608
Israel
Fax: +972 3 6103757
Phone: +972 3 6103135
E-mail: cfelig@meitar.com
Attn: Clifford M.J. Felig

12.7 Arbitration.

(a) Any controversy, claim or dispute involving the parties (or their affiliated persons) concerning post-Closing claims pursuant to Article X, shall be finally settled by arbitration held in New York, New York, by one arbitrator in accordance with the rules of commercial arbitration then followed by Judicial Arbitration and Mediation Services (“JAMS”) or any successor to the functions thereof. Pending final award, the arbitrator’s compensation and expenses shall be advanced equally by Buyer and Seller. The arbitrator shall apply New York law (provided, however, that the Companies Law shall govern the transfer of the Shares, to the extent mandatory pursuant to the Companies Law) in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive on the parties to this Agreement and their respective Affiliates, and there shall be no appeal therefrom other than from gross negligence or willful misconduct. The final award shall award to the prevailing party its reasonable attorneys’ fees and costs incurred in connection with the arbitration to the extent the arbitrator deems the party to have prevailed (but if the prevailing party is not awarded all of the damages sought, only to the extent, pro rata, of its award compared to the damages sought) and may grant such other, further and different relief as authorized by the rules of JAMS, including damages and out-of-pocket costs but may not award exemplary or punitive damages.

(b) The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in the appropriate court located in New York, New York, or any other court having jurisdiction over the parties, and in connection with such action to compel the laws of the State of New York shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

(c) Notwithstanding the foregoing provisions of this Section 12.7, nothing contained herein shall require arbitration of any issue arising under this Agreement for which injunctive relief or specific performance is successfully sought by any party hereto. Any action, suit or other proceeding initiated by any party hereto against any other party for injunctive relief or specific performance or to enforce this Section 12.7 or any decision or award of the arbitrator may be brought in any state or federal court located in New York, New York, having jurisdiction over the subject matter thereof as the party bringing such action, suit or proceeding shall elect. The parties hereto hereby submit themselves to the jurisdiction of any such court and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement.

77

12.8 JURISDICTION; SERVICE OF PROCESS; WAIVER OF TRIAL BY JURY. EXCEPT AS SET FORTH IN SECTION 12.7 ABOVE, EACH PARTY (A) CONSENTS TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK, NEW YORK (AND ANY CORRESPONDING APPELLATE COURT) IN ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT, (B) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY PROCEEDING MAINTAINED IN SUCH COURTS AND (C) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT IN ANY OTHER COURT OR FORUM. PROCESS IN ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO ANY TRANSACTION DOCUMENT.

12.9 Governing Law. This Agreement will be governed by the laws of the State of New York without giving effect to any choice or conflict of law principles of any jurisdiction; provided, however, that the transfer of the Shares and other corporate matters relating to Target shall be governed by the Companies Law to the extent that it is mandatory pursuant to the Companies Law.

12.10 Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by Buyer and Seller, except that if such amendment adversely affects the rights of a particular Shareholder, or particular group of Shareholders, in a disproportional manner compared to the adverse effect, if any, on other Shareholders, then such amendment shall require also the consent of such Shareholder or majority of interest of such group of Shareholders. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party (or Seller, in the case of a waiver by Seller Parties or majority of interest of Shareholders (other than Seller) in case of a waiver by Shareholders (other than Seller)). The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

12.11 Severability. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

78

12.12 Expenses. Target will bear all expenses incurred by any Company or any Representative of any Company (in such Representative’s capacity as such) in connection with the Transactions contemplated to be performed before or on the Second Closing Date and such expenses will have been paid or accrued by Target prior to the Second Closing Date. Seller Parties and Shareholders will bear all expenses incurred by them or any of their Representatives in connection with the Transactions contemplated to be performed before or on the Second Closing Date. Except as otherwise expressly provided in this Agreement, Buyer will bear all expenses incurred by Buyer or any of its Representatives in connection with the Transactions contemplated to be performed on or before the Second Closing Date. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

12.13 Construction. The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the Effective Date and the Second Closing Date. All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP as in effect on the Effective Date (unless another effective date is specified herein). The word “or” in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement will be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty unless otherwise expressly stated. Unless stated otherwise, the terms “dollars” and “$” will mean United States dollars.

12.14 Specific Performance. Each Seller Party and Shareholder acknowledges that Buyer would be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Seller Party and Shareholder agrees that Buyer will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security. Nothing herein will be deemed to waive any rights or remedies that Target, Seller Parties or Shareholders may have under applicable law.

79

12.15 Time Is of the Essence. Time is of the essence with respect to all time periods and dates set forth herein.

12.16 Holders’ Representative.

(a) By entering into this Agreement and receiving the benefits hereof, each Holder shall be deemed to have approved the designation of and designates the Seller as the representative of Holder and as the attorney-in-fact and agent for and on behalf of each Holder with respect to claims for indemnification under Article X and Article XI and the taking by the Seller of any and all actions and the making of any decisions required or permitted to be taken by the Seller under Article X and Article XI and the Escrow Agreement, including the authority and power to act on behalf of each Holder or otherwise with respect to the settlement or other handling of all claims under Article X and Article XI and all rights or obligations arising under Article X and Article XI. The Seller may engage attorneys, accountants and other professionals and experts. The Seller may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Seller based on such reliance shall be deemed conclusively to have been taken in good faith. The Seller shall receive no compensation for his, her or its services.

(b) The Holders agree that $350,000 of the Estimated Purchase Price paid by Buyer to Seller at the Second Closing in accordance with Section 2.3(d) hereof (the “Seller Expense Amount”) shall be used (i) for anticipated administrative expenses, including payment for the Seller’ portion of the fees payable to the Resolution Accountants pursuant to Section 2.4 or the Escrow Agent pursuant to Section 2.3(d) and the Escrow Agreement, (b) for expenses reasonably incurred by Seller in connection with the defense, investigation, or settlement of any Third-Party Claim. Seller shall have full discretion over the Seller Expense Amount. The Seller Expense Amount (or the remainder thereof at any given time) shall be invested as reasonably determined by Seller. At such time that Seller believes that no additional expenses referred to above will be incurred, Seller shall distribute any remaining funds from the Seller Expense Amount to the other Shareholders in accordance with the provisions of the First Closing Schedule.

12.17 Waiver of Conflicts; Privilege.

(a) The Parties acknowledge that, at all times relevant hereto up to the Second Closing, Yigal Arnon has represented only Target in connection with the negotiation and documentation of this Agreement and the consummation of the Transactions. If subsequent to the Second Closing any dispute in connection with this Agreement or the Transactions arises between any Seller Party or any of the Shareholders (or any such party’s controlled Affiliates), on the one hand, and Buyer and/or Target (or any such party’s controlled Affiliates), on the other hand (each a “Dispute”), the Parties (i) consent to Yigal Arnon’s representation of any Seller Party or Shareholder (or any such party’s controlled Affiliates), in any Dispute and (ii) waives any conflict of interest arising from such representation, and each Party shall cause any controlled Affiliate thereof to consent to and waive any conflict of interest arising from such representation; provided, however, that, notwithstanding anything to the contrary in this Section 12.17, this consent and waiver shall not constitute consent by the Parties to any representation by Yigal Arnon of any Seller Party or Shareholder (or any other Person) in any matter in which such representation is directly adverse to Target: (x) while Yigal Arnon is concurrently representing Target, or (y) that is substantially related to a matter in which Yigal Arnon previously represented Target (other than in connection with this Agreement or the Transactions) or (z) if Yigal Arnon, while representing Target, obtained confidential information (not otherwise known to any Seller Party) from Target that is material to such matter; and any such consent must be requested of Target at the time such matter arises.

80

(b) Buyer, for itself and Target and for Buyer’s and Target’s respective successors and assigns, irrevocably acknowledges and agrees that all communications between Seller Parties and Shareholders and Yigal Arnon made in connection with the negotiation and documentation of this Agreement and the consummation of the Transactions which, immediately prior to the Second Closing, would be deemed to be privileged communications of the Seller Parties and would not be subject to disclosure to Buyer in connection with any process relating to a dispute arising under or in connection with this Agreement or the Transactions or otherwise, shall continue after the Second Closing to be privileged communications between the Seller Parties and/or Shareholders and Yigal Arnon and neither Buyer nor any Person acting or purporting to act on behalf of or through Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Target and not Seller Parties or a Shareholder, as applicable. Other than as explicitly set forth in this Section 12.7, the Parties acknowledge that any attorney-client privilege attaching as a result of counsel representing Target prior to the Second Closing shall survive the Second Closing and continue to be a privilege of Target, and not Seller Parties, after the Closing.

[Signature pages follow]

81

The Parties have executed and delivered this Share Purchase Agreement as of the date first written above.

Buyer:

TELEFONAKTIEBOLAGET LM ERICSSON (PUBL)

By:	/s/ Nina Macpherson
	Name:	Nina Macpherson
	Title:	General Counsel and Vice President

Target:

FABRIX SYSTEMS LTD.

By:	/s/ Ram Ben-Yakir
	Name:	Ram Ben-Yakir
	Title:	CEO

Seller:

PRYD DUTCH HOLDINGS, B.V.

By:	/s/ Kevin Danzig
	Name:	Kevin Danzig
	Title:	Gevolmachtigde

Parent:

IDT CORPORATION

By:	/s/ Howard Jonas
	Name:	Howard Jonas
	Title:	Chairman of the Board

Key Shareholders:

/s/ Ram Ben-Yakir
Ram Ben-Yakir

/s/ Nir Drang
Nir Drang

/s/ Mikhail Leibov
Mikhail Leibov

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned Additional Shareholders have executed this Agreement as of the day and year first above written for the purpose of acknowledging and agreeing to Sections 2.1, 3.1, 6.1, 6.2(a), 6.7, 9.1, 9.2 and 9.3, 10.5 and Article VIII and Article XII.

Additional Shareholders:

/s/ Tomer Amiaz
Tomer Amiaz

/s/ Mario Rainville
Mario Rainville

/s/ Jonathan Reich
Jonathan Reich

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned Additional Shareholders have executed this Agreement as of the day and year first above written for the purpose of acknowledging and agreeing to Sections 2.1, 3.1, 6.1, 6.2(a), 6.7, 9.1, 9.2 and 9.3, 10.5 and Article VIII and Article XII.

Additional Shareholders:

Name:

Date:

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned Additional Shareholders have executed this Agreement as of the day and year first above written for the purpose of acknowledging and agreeing to Sections 2.1, 3.1 and Article VIII and Article XII.

Additional Shareholders:

Name:

Date:

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]